                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON February 5, 1999

                       FOUR CORNERS FINANCIAL CORPORATION
                                 370 East Avenue
                            Rochester, New York 14604


NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of Four Corners Financial Corporation will be held at the offices of the Company located at 370 East Avenue, Rochester, New York 14604 on February 5, 1999 at 10:00 a.m. E.S.T. for the following purposes:

                  1. To approve the Board of Directors adoption of an Amendment to the Company's restated Certificate of Incorporation which provides for: (a) a reduction of the number of authorized shares of the Company's Common Stock from 15,000,000 authorized shares with a par value of $.04 per share to 150,000 authorized shares with a par value of $4.00 per share and (b) a 1 for 100 reverse stock split of the Company's currently issued and outstanding common stock;


                  2. To approve a cash payment in the amount of $12.00 times each fraction of a share resulting from such reverse stock split in lieu of the issuance of any resulting fractional shares;


                  3. To approve the payment by the Company of the indebtedness owed to Shareholders owning fractional shares resulting from the 1 for 4 reverse stock split effective July 29, 1992, together with the payment of simple interest on the amount of such indebtedness.


         The text of the proposed Certificate of Amendment to the Company's restated Certificate of Incorporation is set forth in Exhibit A to the accompanying Proxy Statement. The adoption of Proposals One and Two is conditioned upon the adoption of each other. Consequently, a vote against Proposal One will have the effect of a vote against Proposal Two. Proposals One and Two are referred to herein together as the "Reverse Stock Split". Proposal Three is not related to or in any way conditioned upon the adoption of Proposals One and Two and a vote for or against Proposals One and Two will have no effect upon Proposal Three and a vote for or against Proposal Three will have no effect upon Proposals One and Two.

         The purpose of the Reverse Stock Split is to cause the Company to become a privately owned corporation. If the proposed Reverse Stock Split is approved, Shareholders of the Company who own less than 100 shares of the Company's common stock immediately prior to the effectiveness of the Reverse Stock Split will cease to be Shareholders of the Company or to have any equity interest in the Company. More specifically, of the Company's 1,194 Shareholders of record as of the record date for this meeting, 1,008 Shareholders would cease to be Shareholders upon the effectiveness of the proposed Reverse Stock Split. In this regard, Shareholders who immediately prior to the effectiveness of the Reverse Stock Split hold fewer than 100 shares of the common stock of the Company may remain Shareholders by acquiring a sufficient number of shares to raise their ownership level to 100 or more shares.

         The members of the Company's Board of Directors and its Affiliated Shareholders owning 87.5% of the Company's issued and outstanding common stock as of the record date have indicated their intention to vote in favor the Reverse Stock Split. Accordingly, the Reverse Stock Split will be approved even if all of the Company's nonaffiliated Shareholders vote against approval of the Reverse Stock Split.

         Similarly, such Directors and Affiliated Shareholders have indicated their intention to vote in favor of Proposal Three. Accordingly, Proposal Three will be approved even if all of the Company's nonaffiliated Shareholders vote against approval of Proposal Three.

         Accompanying this Notice is a Proxy and Proxy Statement. If you are unable to be present in person, please sign and date the enclosed form of Proxy and return it in the enclosed envelope which requires no postage. Only Shareholders of record at the close of business on December 21, 1998 will be entitled to vote at the Special Meeting and any adjournments thereof. The prompt return of your Proxy will save the expense of further communication.


                                      By the order of the Board of Directors


DATED: ______________, 1998           ___________________________________,
                                      BERNARD J. IACOVANGELO, Secretary

                               PROXY STATEMENT FOR
                         SPECIAL MEETING OF SHAREHOLDERS

                       FOUR CORNERS FINANCIAL CORPORATION
                                 370 East Avenue
                            Rochester, New York 14604

                   Date of Proxy Statement: December 21, 1998
                       Date of Mailing: December 30, 1998

                Special Meeting of Shareholders: February 5, 1999

         The enclosed Proxy is solicited by The Board of Directors of Four Corners Financial Corporation (hereinafter the "Company"). Any Proxy given pursuant to this solicitation may be revoked by the Shareholder at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Executive Vice President of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself revoke a Proxy. All written notices of revocation and other communications with respect to revocation of Proxies should be addressed as follows: William S. Gagliano, Executive Vice President, 370 East Avenue, Rochester, New York 14604. Shares of common stock represented by properly executed Proxies received at or prior to the Special Meeting and which have not been revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed Proxy, such Proxies will be voted FOR each of the proposals set forth in this Proxy Statement.

         All of the expenses involved in preparing and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending Proxy material to beneficial owners of stock.

         Holders of a majority of the issued and outstanding common stock of the Company must be present in person or by Proxy in order to establish a quorum for conducting business at the Special Meeting. Only record holders of the common stock at the close of business on December 21, 1998 are entitled to vote at the Special Meeting. On that day, 3,293,403 shares of the $.04 par value common stock of the Company were issued and outstanding. Each share is entitled to one vote at the Special Meeting.

SHAREHOLDERS ARE ENCOURAGED TO READ AND REVIEW CAREFULLY THIS PROXY STATEMENT AND THE FINANCIAL INFORMATION AND EXHIBITS INCLUDED HEREWITH. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

THE SPECIAL MEETING

         At the Special Meeting, the record holders of the Company's common stock on December 21, 1998 (the record date for the Special Meeting) will be asked to consider, vote upon and approve the following proposals:


                  1. To approve the Board of Directors adoption of an Amendment to the Company's restated Certificate of Incorporation which provides for: (a) a reduction of the number of authorized shares of the Company's Common Stock from 15,000,000 authorized shares with a par value of $.04 per share to 150,000 authorized shares with a par value of $4.00 per share and (b) a 1 for 100 reverse stock split of the Company's currently issued and outstanding common stock;


                  2. To approve a cash payment in the amount of $12.00 times each fraction of a share resulting from such reverse stock split in lieu of the issuance of any resulting fractional shares;


                  3. To approve the payment by the Company of the indebtedness owed to Shareholders owing fractional shares resulting from the 1 for 4 reverse stock split effective July 31, 1992, together with the payment of simple interest on the amount of such indebtedness.


         The text of the proposed Certificate of Amendment to the Company's restated Certificate of Incorporation is set forth in Exhibit A to this Proxy Statement. The adoption of Proposals One and Two is conditioned upon the adoption of each other. Consequently, a vote against Proposal One will have the effect of a vote against Proposal Two. Proposals One and Two are referred to in this Proxy Statement together as the "Reverse Stock Split". Proposal Three is not related to or in any way conditioned upon the adoption of Proposals One and Two and a vote for or against Proposals One and Two will have no effect upon Proposal Three and a vote for or against Proposal Three will have no effect upon Proposals One and Two.

OVERVIEW OF THE REVERSE STOCK SPLIT

         The following is a brief overview of certain information regarding Proposals One and Two which, together, are referred to as the "Reverse Stock Split" throughout this Proxy Statement. This overview is not intended to be a complete description of the matters covered in this Proxy Statement regarding the Reverse Stock Split and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Exhibits hereto and the documents incorporated by reference herein.

Purpose of the Reverse Stock Split

         The purpose of the Reverse Stock Split is to cause the Company to become a privately owned corporation and to afford approximately 1,138 Shareholders to receive cash consideration for all or a portion of their equity position in the Company which is, in the reasonable belief of the Board of Directors, a fair price for such equity position, without such persons incurring the attendant costs of sale. See "The Reverse Stock Split Purpose; The Reverse Stock Split - Fairness."

The Reverse Stock Split - Structure and Payment of Cash Consideration

         If the Reverse Stock Split is approved by the Shareholders at the Special Meeting, the Company expects to file a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The form of the Certificate of Amendment is attached as Exhibit A to this Proxy Statement.

         Pursuant to the terms of the Certificate of Amendment, on the Effective Date of filing, the authorized shares of the Company's common stock will be reduced from 15,000,000 authorized shares with a par value of $.04 per share to 150,000 authorized shares with a par value of $4.00 per share. On the Effective Date, each 100 shares of the Company's common stock, $.04 par value per share, issued and outstanding immediately prior to the Effective Date will be automatically converted into 1 share of the Company's common stock, with a par value of $4.00 per share.

         The Board of Directors has determined, as is permitted under Delaware corporate law, to make a cash payment in lieu of the issuance of fractional shares. Consequently, a cash payment of $12.00 times each fraction of a share resulting from such 1 to 100 Reverse Stock Split will be made, in lieu of the issuance of any fractional shares, to those Shareholders who, after the Reverse Stock Split, own a fractional share of common stock. SHAREHOLDERS HOLDING COMPLETE SHARES, RATHER THAN FRACTIONS, AFTER THE CONSUMMATION OF THE REVERSE STOCK SPLIT WILL NOT BE ENTITLED TO RECEIVE CASH IN LIEU OF THOSE COMPLETE SHARES. See "The Reverse Stock Split - Structure and Payment of Cash Consideration."

The Reverse Stock Split - Certain Effects

         As of the record date, 1,008 Shareholders own, in the aggregate 15,275 shares or .46% of the Company's issued and outstanding common stock. Each of these Shareholders owns fewer than 100 shares so that, if the Reverse Stock Split is approved, each of these Shareholders will cease being Shareholders of the Company. Any Shareholder owning fewer than 100 shares may continue as a Shareholder, even if the Reverse Stock Split is approved, if he or she were to increase his or her ownership to 100 or more shares prior to the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware.

         If the Reverse Stock Split is approved, 186 Shareholders owning, in the aggregate 3,278,128 shares or 99.54% of the Company's issued and outstanding common stock, will continue as Shareholders since each of these Shareholders owns 100 or more shares.

Certain Potential Detriments of the Reverse Stock Split

         o If the Reverse Stock Split is approved, 1,008 nonaffiliated Shareholders, owning in the aggregate 15,275 shares, would cease being Shareholders of the Company.

         o If the Reverse Stock Split is approved, 174 nonaffiliated Shareholders, owning in the aggregate 395,267 shares, will continue as minority Shareholders and consequently will not, either singly or by aggregating their shares, be able to elect any members of the Company's Board of Directors, thereby affecting decisions regarding the Company's management and policies, including but not limited to compensation policy, dividend policy, merger and/or acquisition strategies, sale of the Company and/or its assets as well as decisions taken with respect to the ultimate liquidation of the Company and the distribution of its net assets to Shareholders;

         o If the Reverse Stock Split is approved, the Company will elect to become a private company by applying for termination of the registration of its shares of common stock under the Securities Exchange Act of 1934. Consequently, management believes that the ability of post-Reverse Stock Split Shareholders to locate broker/dealers willing to enter quotations for the Company's common stock and/or effectuate trades therein may be severely curtailed. As a result, it is management's belief that the only realistic way for continuing Shareholders to realize upon their equity ownership in the Company would be privately-negotiated transactions, a corporate redemption and/or liquidation or management's ability to locate one or more third-party purchasers for the Company's assets or common stock;

         o The Company estimates that it will save between $40,000- $50,000 annually in costs associated with its periodic reporting obligations under the Securities Exchange Act. If the Reverse Stock Split is approved, 1,008 nonaffiliated Shareholders, owning in the aggregate 15,275 shares for which they will receive an aggregate $1,833, will cease to be Shareholders and thereby will not participate in such future savings;

         o The receipt by a Shareholder of cash in lieu of fractional shares of common stock pursuant to the Reverse Stock Split will be a taxable transaction for Federal income tax purposes. See "Material Federal Income Tax Consequences;"

         o The Board of Directors did not obtain a report or opinion with respect to the fairness of the Reverse Stock Split solely from the standpoint of the Company's nonaffiliated Shareholders;

         o The Board of Directors did not obtain a nonaffiliated representative to act solely on behalf of nonaffiliated Shareholders for purposes of negotiating the terms of the Reverse Stock Split or preparing a report with respect to the fairness of the Reverse Stock Split;

         o The Board of Directors did not structure the Reverse Stock Split to require the approval of at least a majority of the Company's nonaffiliated Shareholders. In this regard, the Company's affiliated Shareholders have stated that they will vote their shares for the Reverse Stock Split. Consequently, approximately 87.5% of the total issued and outstanding common stock of the Company entitled to vote for the Reverse Stock Split will be cast in favor and thus the Reverse Stock Split will be approved even if all of the nonaffiliated Shareholders of the Company vote their shares against the Reverse Stock Split;

         o Under the Delaware General Corporation Law, no appraisal rights exist with respect to the Reverse Stock Split and the Company is not voluntarily according dissenting Shareholders such rights.

         o SHAREHOLDERS OWNING COMPLETE SHARES, RATHER THAN FRACTIONS OF A SHARE AFTER THE REVERSE STOCK SPLIT WILL NOT BE ENTITLED TO RECEIVE ANY CASH PAYMENT.

         o The 12 cents per share price being offered is 24% of the price paid by the Company to purchase a former director's stock in September, 1996, and 16% of the price per share paid with respect to the 1992 Reverse Stock Split.

Conflicts of Interest

         The Company's Affiliated Shareholders own, as of the record date, 2,882,861 shares of the Company's issued and outstanding common stock representing 87.5% of such stock. If the Reverse Stock Split is approved, 1,008 Shareholders of record, owning 15,275 shares or .46% of such stock, will cease being Shareholders of the Company. Consequently, the percentage of the Company owned by the Company's Affiliated Shareholders would increase by .59%, from 87.5% to 88.09%. If the Reverse Stock Split is approved, therefore, the Affiliated Shareholders' share of any dividends and/or other corporate distribution, including net proceeds of any liquidating distribution or the net proceeds generated by the sale of the Company's assets or common stock would increase by such percentage.

The Reverse Stock Split - Background

         On July 28, 1998, the Board of Directors of the Company met to consider a proposal to convert the Company to private ownership. In reviewing the proposal, the Board considered that there has not been an active trading market for the Company's common stock since February, 1989, none has developed over the past decade despite management's efforts to stimulate market activity (including the 1992 reverse stock split) and management's belief that no significant trading in the Company's common stock is likely to develop in the foreseeable future. The Board considered that the Company has not qualified and will not likely qualify in the foreseeable future to have its common stock eligible for listing on any national securities exchange or for registration on an inter-dealer quotation system of a registered national securities association, such as the National Association of Securities Dealers, Inc. ("NASD").

         The Board considered that a significant number of the Company's Shareholders hold less than 100 shares. Of approximately 1,194 Shareholders of record, 1,008 (approximately 85% of the Company's Shareholders) own fewer than 100 shares of common stock, aggregating 15,275 out of 3,293,403 issued and outstanding shares (.46%). The Board noted that none of these Shareholders had taken an active interest in the Company in over a decade and, due to each individual Shareholder's small equity position, would likely not take an active interest (including trading his or her shares) in the foreseeable future. The Board further noted that of the 1,008 Shareholders, 891 owned 25 or fewer shares. Thus, even if for any reason, an active market were to develop for the Company's common stock, at prices of, for example, $.50 or $1.00 per share (which had not occurred in almost a decade) these Shareholders would nonetheless have limited opportunities to realize commensurate value for their shares. Any sales of such Shareholders' shares at such prices would ordinarily involve disproportionately high brokerage commissions unless the minimum brokerage commission typically payable on any sale transaction were to be waived and/or reduced.

         The Board further considered that the Company has incurred, and, if the Company were to remain a public company, would continue to incur, substantial costs as the result of its registered status under the Securities Exchange Act of 1934 (the "Exchange Act"). The Board concluded that the fact that no Shareholder of the Company, whether large or small, whether affiliated or nonaffiliated, had taken advantage of the Company's public status for close to a decade weighed heavily against continuing to incur substantial costs associated with continued maintenance of a public market for the Company's common stock.

         Moreover, the Board considered that the sale of the Company (involving the sale of all or substantially all of the Company's assets, the merger of the Company into or with another corporation, or another form of business combination) was not a feasible option at this time. The Board noted that no third party had expressed any interest in purchasing the assets of the Company, in merging with the Company, or otherwise in entering into any business combination with the Company. The Board considered that over the past number of years, informal discussions with prospective purchasers from time to time had generated no genuine interest in pursuing formal negotiations for the purchase of the Company.

         Based upon these considerations, the Board concluded that neither the Company itself nor the Company's Shareholders were deriving any material benefit from the continued registration of the Company's common stock under the Exchange Act and that a conversion of the Company to private ownership was both appropriate and desirable.

Dissenting Shareholders Rights

         Under the Delaware General Corporation Law, the existing holders of the Company's common stock are not entitled to dissenters' rights of appraisal in connection with the consummation of the Reverse Stock Split.

Appraisal

         The Board of Directors determined that it would commission the accounting firm of Bonadio & Co., LLP ("Bonadio"), to conduct an appraisal of the Company's common stock in order to determine the cash consideration to be paid to Shareholders owning fractions of shares after the effectiveness of the Reverse Stock Split ("Fractional Shareholders"). Bonadio submitted its initial appraisal report to the Board on July 28, 1998 and its final appraisal report to the Board on September 30, 1998. Based upon the Bonadio appraisal report, the Board determined that $12.00 times each fraction of a share was a fair price to pay the Fractional Shareholders. The appraisal report of Bonadio is found as Exhibit B to this Proxy Statement.

Voting

         The proposed Reverse Stock Split must be approved by a vote of not less than a majority of the total number of votes cast at the Special Meeting (including abstentions) in person or by Proxy.

         Broker non-votes will not be treated as votes cast or shares entitled to vote on matters as to which the applicable rules of the National Association of Securities Dealers, Inc. withhold the broker's authority to vote in the absence of direction from the beneficial owner. Non-broker Shareholders who are present in person or by Proxy and have the legal authority to vote their shares but who abstain from voting will adversely affect the outcome of this Proposal.

         The Company's affiliated Shareholders, owning 87.5% of the Company's issued and outstanding common stock as of the record date, have indicated their intention to vote for the approval of the Reverse Stock Split and consequently, it will be approved even if all of the Company's nonaffiliated Shareholders vote against approval.

THE REVERSE STOCK SPLIT - BACKGROUND

         On July 29, 1992, the Company's Board of Directors recommended and the Shareholders approved a 1 for 4 reverse stock split which became effective on July 31, 1992. The purpose of the 1992 reverse stock split was to stimulate interest in the Company's common stock which, prior to the split, had not been actively traded since February, 1989.

         The Board of Directors has concluded that the 1992 reverse stock split has not accomplished its purpose of generating an active market for the Company's common stock. As reported in the Company's Annual Report (Form 10-K) filed with the Securities and Exchange Commission for the Company's fiscal year ended December 31, 1997, there is no trading in the Company's common stock, such stock being listed in the pink sheets by the National Quotations Bureau, Inc. without bid and/or asked prices for all quarters in 1995, 1996 and 1997 respectively. This pattern has continued during the first, second and third quarters of fiscal 1998 and management believes that this trend will continue for the foreseeable future. See "Market Prices for Shares of Common Stock; Dividends."

         In light of the above circumstances, the Board, at its meeting held July 28, 1998, considered a proposal to convert the Company to private ownership. In reviewing the proposal, the Board considered the fact that, as indicated above, there has not been an active trading market for the Company's common stock since February, 1989, none has developed over the past decade despite management's efforts to stimulate market activity (including the 1992 reverse stock split) and management's belief that no significant trading in the Company's common stock is likely to develop in the foreseeable future. The Board also noted that management is unaware of any market trades in the Company's common stock since February, 1989. The Board further considered that the Company has not qualified and will not likely qualify in the foreseeable future to have its common stock eligible for listing on any national securities exchange or for registration on an inter-dealer quotation system of a registered national securities association, such as the National Association of Securities Dealers, Inc. ("NASD").

         The Board next considered that only 186 of the Company's 1,194 Shareholders own 100 or more shares, with 891 Shareholders owning 25 or fewer shares. The Board noted that the only transaction since February, 1989 of which it was aware, that of a Company repurchase in September, 1996 of 50,000 shares from a former director in a private transaction, was for $.50 a share. Consequently, even if, for some reason, an active market for the Company's shares did develop (at, perhaps, $.50 or even $1.00 per share) a significant number of Shareholders would not be able to realize commensurate value for their shares unless a waiver of the normal, minimum brokerage commission were obtained in each case. Consequently, a considerable number of the Company's Shareholders would face considerable difficulties in order to effectuate a sale of their shares and thus, realize any commensurate value on their holdings.

         The Board further considered that 1,008 Shareholders own 15,275 shares, representing a .46% ownership interest in the Company. None of these Shareholders had taken an active interest in the Company and have not communicated with the Company (including communications regarding the exchange of shares and payment of cash consideration as a result of the 1992 reverse stock split) in over a decade. Consequently, the Board concluded, that based upon the small amount of such Shareholders' holdings and historical experience, it was quite unlikely that such Shareholders would take an active interest in the Company (including trading of their shares) in the foreseeable future.

         At the same time, the Company has incurred, and, if the Company were to remain public, would continue to incur, substantial costs as the result of its registered status under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company annually incurs approximately $40,000 - $50,000 in costs associated with Exchange Act compliance, including legal, auditing, printing and computer related expenses, to prepare and file its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, reports and schedules required to be filed by the Company's officers, directors and largest Shareholders, as well as proxy solicitation materials. The Company's management is also required to devote substantial time and attention to prepare and review these filings.

         The Board next considered that the sale of the Company (involving the sale of all or substantially all of the Company's assets, the merger of the Company into or with another corporation, or other form of business combination) was not a feasible option at this time. The Board noted that no third party had expressed any interest in purchasing the assets of the Company, in merging with the Company, or otherwise in entering into a business combination with the Company. The Board considered that over the past number of years, informal discussions with prospective purchasers from time to time had generated no genuine interest in pursuing formal negotiations for the purchase of the Company. More specifically, no contacts and/or negotiations concerning a merger, consolidation or acquisition have been entered into or occurred since the commencement of the Company's fiscal year beginning January 1, 1996.

         Based upon the above considerations, the Board concluded that neither the Company itself nor the Company's Shareholders are deriving any material benefit from the continued registration of the Company's common stock under the Exchange Act and that a conversion of the Company to private ownership was both appropriate and desirable.

GOING PRIVATE; CONSIDERATION OF ALTERNATIVES TO REVERSE STOCK SPLIT

         At its July 28, 1998 meeting, the Board considered that, under rules promulgated by the Securities and Exchange Commission, it was necessary to reduce the number of record holders of the Company's common stock to less than 300 in order to "go private" and deregister its common stock under the Exchange Act. As the result of such deregistration, management believes that the ability of post-Reverse Stock Split Shareholders to locate broker/dealers willing to enter quotations or effectuate trades in the Company's common stock would be severely curtailed since the Company would no longer be required to furnish such broker/dealers with current information concerning the Company's operations and financial condition. Unless the Company was to voluntarily furnish such information (it has made no commitment to do so), management believes that the ability of broker/dealers to effectuate trades in the Company's common stock would be virtually eliminated. See "The Reverse Stock Split Certain Effects."

         The Board reviewed a number of alternatives to the Reverse Stock Split in order to convert the Company to private ownership. The Board determined that the first alternative considered, that of privately negotiated or open market purchases, would be cumbersome and in all likelihood, would not enable the Company, in any reasonable period of time, to purchase a significant number of shares of the Company's common stock to ensure the reduction of the number of the holders of the shares of its common stock to less than 300. The Board noted that over the past decade the Company has had virtually no meaningful contact with its numerous but small Shareholders. The Board also determined that the legal and other transaction costs to implement this alternative would be substantially greater than the costs to implement the Reverse Stock Split.

         Similarly, the Board concluded that a Company tender offer on a shareholder-wide basis would not be feasible for the same reasons that the alternative of privately negotiated or open market purchases would not be feasible.

         As discussed above, the Board considered the possibility of a sale of the Company but concluded that the absence of genuine, prospective purchasers foreclosed this alternative. The Board also considered the alternative of additional public or private equity financing to enhance the marketability of the Company's common stock and concluded that this alternative would not be feasible. The Company would be required, given the current value of its shares, to sell a substantial number of additional shares of its common stock in order to create a larger "public float" in its common stock, resulting in the dilution of all of the current Shareholders' interest in the Company. There would be no guarantee that such an alternative would create a more active market in the Company's common stock; however, the Company would remain subject to the regulatory and reporting requirements of the Exchange Act.

         At its July 28, 1998 meeting, therefore, the Board concluded that the Reverse Stock Split, including the payment of cash consideration in lieu of issuing fractional shares, was the most expeditious, efficient and cost effective method of converting the Company to private ownership. In this regard, the Board noted that, while the Reverse Stock Split, if approved, would eliminate a large percentage of existing Shareholders of record (1,008 out of 1,194 or approximately 85%), such Shareholders own only 15,275 of 3,293,403 (.46%) outstanding shares. The holders of the Company's equity, represented by 186 Shareholders, would retain and, proportionately, increase their equitable position in the Company.

THE REVERSE STOCK SPLIT - PURPOSE

         The purpose of the proposed Reverse Stock Split is to cause the Company to become a privately-owned corporation in a manner that is both fair to the Company and to its Shareholders. As discussed above, management believes that the Company and its Shareholders do not derive significant benefit from the Company's status as a public company, including the development of a market of consequence for its shares of common stock and the appreciation in value as the result of the public trading of such stock. On the other hand, the conversion of the Company from a public, reporting company to a private, non-reporting company will result in substantial benefits to the Company, including elimination of the substantial costs it incurs each year as the result of its reporting obligations.

         Management proposes to pay cash consideration to Shareholders in lieu of the issuance to them of fractions of a share resulting from the Reverse Stock Split. The amount of the cash consideration, $12.00 times each fraction of a share, was arrived at based upon an appraisal of the Company undertaken by the Company's independent accounting firm, Bonadio, specifically to arrive at the amount of such cash consideration. See the "Reverse Stock Split - Fairness."

         The proposed Reverse Stock Split will afford approximately 1,138 of the Company's 1,194 Shareholders ("Fractional Shareholders") to receive cash consideration for all or a portion of their equity position in the Company which is, in the reasonable belief of the Board of Directors, a fair price for such equity position. The Board considered its payment of cash consideration to be significant, given the fact that there is not now and will not likely in the future develop a market of consequence for the shares of the Company's common stock to permit any significant trading of such shares. Moreover, the Company's operational and financial constraints, as reported in the Company's 10-K for the Company's fiscal year ended December 31, 1997, now prevent and likely in the foreseeable future will prevent the payment of any dividends from earnings of the Company to its Shareholders.

         Management believes that these Fractional Shareholders will not receive anything of value for their shares in the foreseeable future. First, no market has existed for the Company's common stock for almost a decade. There has been no interest in the Company for over 10 years, whether expressed by prospective purchasers of the Company as a whole (there have been none) or by investors placing an offer or bid for shares of the Company in the open market. There is no current interest in the Company's stock, and management believes none is likely to develop. Based upon the Company's past history and current financial condition, it is highly unlikely that any investor would purchase a minority position in the Company. In other words, management believes such Fractional Shareholders have no realistic opportunity to sell their shares since appear to be no buyers for their shares.

THE REVERSE STOCK SPLIT - STRUCTURE AND PAYMENT OF CASH CONSIDERATION

         If the Reverse Stock Split is approved by the Shareholders at the Special Meeting, the Company expects to file a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on or around December 10, 1998 (the "Effective Date") in order to effectuate the Reverse Stock Split. The form of the Certificate of Amendment is attached as Exhibit A to this Proxy Statement.

         Pursuant to the terms of the Certificate of Amendment, on the Effective Date, the authorized shares of the Company's common stock will be reduced from 15,000,000 authorized shares with a par value of $.04 per share to 150,000 authorized shares with a par value of $4.00 per share. On the Effective Date, each 100 shares of the Company's common stock, $.04 par value per share, issued and outstanding immediately prior to the Effective Date will be automatically converted into 1 share of the Company's common stock, with a par value of $4.00 per share.

         As of the record date, there are 3,293,403 common shares issued and outstanding owned by 1,194 Shareholders. If the Reverse Stock Split is approved, on the Effective Date, the 3,293,403 common shares will be converted into 32,723 common shares (after the elimination of fractional shares), owned by 186 Shareholders. 1,008 Shareholders of record owning, prior to the Reverse Stock Split, 15,275 shares would be eliminated.

         The Board determined, as is permitted under Delaware law, to make a cash payment in lieu of the issuance of fractional shares. It commissioned the accounting firm of Bonadio to conduct an appraisal of the Company for the specific purpose of arriving at a price to pay for each fractional share. Bonadio submitted its initial appraisal report to the Board on July 28, 1998 and its final appraisal report to the Board on September 30, 1998. Based upon the Bonadio appraisal report, the Board determined that $12.00 times each fraction of a share was a fair price to pay the Fractional Shareholders. The appraisal report of Bonadio is found as Exhibit B to this Proxy Statement.

         Within 10 days after the Effective Date, the Company will mail to each Shareholder a notice of the filing of the Certificate of Amendment (the "Notice of Filing") and a Letter of Transmittal (the "Letter of Transmittal") containing instructions with respect to the submission of stock certificate(s) to be exchanged for new stock certificate(s) representative of the number of whole shares owned by each Shareholder after the effectiveness of the Reverse Stock Split. The Letter of Transmittal will also contain instructions with respect to the submission of stock certificate(s) in exchange for the cash consideration to be paid by the Company in lieu of the issuance of a certificate representing fractional shares of common stock.

THE NOTICE OF FILING AND THE LETTER OF TRANSMITTAL WILL BE TRANSMITTED BY THE COMPANY TO THE SHAREHOLDERS AT A DATE SUBSEQUENT TO THE EFFECTIVE DATE. SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THE NOTICE OF FILING AND LETTER OF TRANSMITTAL ARE RECEIVED AND SHOULD SURRENDER THEIR CERTIFICATES ONLY WITH THE RETURN OF THE LETTER OF TRANSMITTAL TO THE COMPANY'S TRANSFER AGENT AND ONLY IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THE LETTER OF TRANSMITTAL.

         There will be no service charges payable by the Shareholders in connection with the exchange of stock certificates or with the payment of cash consideration in lieu of the issuance of fractional shares of common stock upon the effectiveness of the Reverse Stock Split. These costs, if any, will be borne by the Company.

THE REVERSE STOCK SPLIT - FAIRNESS

         The Board of Directors, at its meeting held July 28, 1998, considered the fairness of the proposed Reverse Stock Split. At the same meeting, Messrs. Frank B., Bernard J., Anthony M. Iacovangelo, in their capacity as affiliated shareholders of the Company and as controlling partners of Wegman Building Associates (the "Affiliated Shareholders") also considered the fairness of the proposed Reverse Stock Split. The Board of Directors and Affiliated Shareholders, unanimously concluded that, for the reasons set forth herein, the Reverse Stock Split, is fair to, and in the best interests of, both the Company and its nonaffiliated Shareholders. In making this determination, the Board of Directors and Affiliated Shareholders, considered the following factors: (i) current market prices of the Company's common stock; (ii) historical market prices of the Company's common stock; (iii) net book value of the Company; (iv) going concern value of the Company; (v) liquidation value of the Company; (vi) purchase price paid by the Company or its affiliates within the Company's last two fiscal years; (vii) the appraisal submitted to the Company's Board and its Affiliated Shareholders by Bonadio; and (viii) whether the Company or any of its affiliates were aware of firm offers made by any unaffiliated person during the preceding 18 months for (A) the merger, consolidation of the Company into or with such unaffiliated person or of such unaffiliated person into or with the issuer, (B) the sale or the transfer of all or any substantial part of the assets of the Company or (C) the sale or any other transfer of the securities of the Company which would enable the securities holder thereof to exercise control of the Company.

         In assessing these factors, the Board and its Affiliated Shareholders concluded that it was desirable and appropriate to engage the services of the Company's accounting firm, Bonadio, to assist each of them in according the proper weight to be given to each of these factors and to prepare an appraisal of the Company in order to arrive at the cash consideration to be offered to Fractional Shareholders in connection with the Reverse Stock Split. In this connection, no restrictions and/or limitations were placed by either the Board or the Affiliated Shareholders upon Bonadio on the scope of any investigation to be undertaken or carried on by Bonadio in making such an appraisal.

         In seeking such assistance, the Board and the Affiliated Shareholders considered the professional experience and background of the Bonadio firm, its familiarity with the Company and its business, its familiarity with the U.S. and New York economies as such economies relate to the housing industry and, more specifically, the Company's sole business, namely, the Title Insurance Industry. Bonadio is the second largest CPA firm in the metropolitan area of Rochester, New York. They have four professional specialists in their business valuation group who concentrate in this area. Each of the members of their business valuation group has received specialized training in the area of business valuations through courses offered by the American Institute of Certified Public Accountants, the National Association of Certified Valuation

Analysts, and the American Society of Appraisers. Their experience includes performing business valuations in connection with employee stock ownership plans, gift and estate taxes, buy-sell agreements, mergers and acquisitions, and succession planning.

         The Board and the Affiliated Shareholders also noted that there was no material relationship between the Company, its Affiliated Shareholders and Bonadio and/or its members, either currently or during the past two years, and that no material relationship was understood by the Board and its Affiliated Shareholders to be contemplated in the future.

         The Board of Directors and the Affiliated Shareholders instructed Bonadio to provide their professional opinion of the fair market value of Four Corners Financial Corporation and its wholly owned subsidiary on a minority interest basis as of March 31, 1998.

         The results of the Board's and the Affiliated Shareholders' assessment of the eight factors set forth above were as follows:

                   (i) current market prices - no weight assigned since no such prices exist;

                  (ii) historical market prices - no weight assigned since the last bid price for the Company's common stock was made nearly a decade ago;

                  (iii) net book value - assigned partial weight - see "material factors considered" on page 17 of the Proxy Statement;

                  (iv) going concern value - substantial weight assigned as this factor was the major component of Bonadio's "capitalization of earnings" approach to value described on pages 17 and 18 of this Proxy Statement;

                  (v) liquidation value - assigned partial weight - see "material factors considered" on page 17 of the Proxy Statement;

                  (vi) purchase price paid by the Company - it was noted that on September 5, 1996 the Company repurchased 50,000 shares of its common stock from a former director of the Company at $.50 per share for the total consideration of $25,000.00. The amount of this transaction was equal to the former director's original purchase price for such shares upon his election as a director in 1988. The Board of Directors and Affiliated Shareholders requested Bonadio to give adequate consideration to this transaction during its appraisal process, and the Board and the Affiliated Shareholders have been assured by Bonadio that such consideration was given.

                  (vii) Bonadio appraisal - the Board and the Affiliated Shareholders accepted Bonadio's appraisal report and its opinion that the fair market value of the cash consideration to be paid to Fractional Shareholders was $12.00 times each fraction of a share resulting from the 1 for 100 Reverse Stock Split. As described on Page 1 of the valuation report, Bonadio's opinion of value relied on a "value in use" or going concern premise. They assumed in their valuation that the Company is an ongoing business enterprise. The concept behind going concern value is that an operating enterprise has a work force, systems, procedures, operating assets and organizational structure in place. Since the Company is a viable operating entity, it has "intangible" value above and beyond the "tangible" value of its assets.

                           Valuing a business using the book or liquidation value would not be appropriate since the intangible value would be ignored. An exception to the above general rule is a business which is highly capital intensive. A manufacturing business which requires the purchase of expensive machinery and large areas for production would fall into this category. The Company is a service business with modest capital requirements. Bonadio did not use an asset based approach in their valuation of the Company since the Company does not hold significant tangible assets;

                  (viii) firm offers - this factor was assigned no weight since no firm offers have been received.

         The appraisal report of Bonadio relied on by the Board of Directors and Affiliated Shareholders in order to establish the cash consideration to be paid to the Fractional Shareholders in connection with the Reverse Stock Split is attached to this Proxy Statement as Exhibit "B".

         A summary of Bonadio's appraisal report is as follows:

                  (i)      Appraisal Procedures

                           Bonadio's analysis began with the review of certain
information relating to the financial and operational performance of the Company. The information included financial statements and tax returns of the Company for the years ended December 31, 1993 through 1997.

                           Bonadio also utilized information obtained through
analytical reviews of significant accounts, trend analysis, inventory accounting policies and valuation, management questionnaires and discussions, including an interview with William S. Gagliano, Executive Vice President, receivable collection history, business litigation issues, sales analysis, etc. This information and Bonadio's extensive knowledge of the Company's operating history was found to be useful in performing the valuation. After it had collected the information received from the Company or obtained from its own resources, Bonadio analyzed this information in order to select the methods of valuation applicable to its appraisal. It arrived at its opinion of value utilizing generally accepted valuation approaches and methods, including the capitalization of earnings method. It also considered but did not use the asset method because the Company does not hold significant tangible assets. The guideline company method was also considered. However, a publicly traded company in a similar business with similar operating characteristics could not be located.

                  (ii)     Objective

                           The objective of the analysis was to provide an
independent opinion of the fair market value of a minority interest in the Company's common stock as of a reasonably practicable date and the date chosen was March 31, 1998. The appraisal report, annexed to this Proxy Statement as Exhibit B, provides a detailed narrative explanation of the methods, procedures and calculations used to arrive at Bonadio's opinion of fair market value as of such date. The purpose of the valuation was to provide a basis for valuing the stock of the Company for purposes of the Reverse Stock Split. The Bonadio opinion is the result of a detailed analysis of the Company including data accumulations, quantitative analysis, financial analysis and selection of appropriate valuation criteria. All of the these items were combined with informed professional judgment to produce a reasonable opinion of the fair market value of the Company's stock. Bonadio's opinion of fair market value relied on "value in use" or going concern value. This premise assumes that the Company is an ongoing business enterprise with management operating in a rational way with a goal of maximizing shareholder value. The Bonadio analysis considered those facts and circumstances present with respect to the Company at the valuation date of March 31, 1998 and Bonadio stated in its opinion that its opinion of value would likely be different if another valuation date was used.

                  (iii)    Material Factors Considered

                           The appraisal report considered the nature and
history of the Company, its marketing activities and marketing strategies, the Company's competition, its facilities and equipment, its current state of financing, its management, the stock ownership of the Company and the Company's expectations for the future, the United States, New York economic conditions and outlook in general as well as the conditions and outlook for the Company's specific business, namely, the title insurance industry.

                  (iv)     Capitalization of Earnings

                           The basic approach to valuing the Company was the
capitalization of earnings method. The rate used to capitalize the earnings of the Company is the estimated rate of return currently available in the market on alternative investments with comparable risk. Bonadio's estimate of the capitalization rate of the Company was 22.7% and is derived from market evidence and is the sum of the following components: a risk free investment rate, which is represented by the yield on 20 year U.S. Treasury Bonds as of the valuation date; a premium for risk which is the sum of the following: an equity risk premium, an additional premium for the extra risk associated with the size of the Company, and an additional premium for other risk factors specific to the Company relating to its operations.

                           In determining an adjustment for other risk factors
that should be provided for the Company, Bonadio considered the following primary factors:

                                    o                the Company is regional and
                                       dependent on the local economy;

                                    o                there are few barriers to
                                       entry;

                                    o                most customers are loyal to
                                       their agent, not necessarily the
                                       company their agent works for;

                                    o                the company does not
                                       provide specialized or proprietary
                                       services;

                                    o                the Company does not
                                       control significant market share in any
                                       market it operates in;

                                    o                the Company has a current
                                       ratio of less than 1;

                                    o                the Company is highly
                                       leveraged;

                                    o                the Company operates in a
                                       mature industry; and

                                    o                the Company has not
                                       experienced stable operating margins and earnings in recent years.

                           The following table summarizes how the capitalization
rate of 22.7% was achieved:

                                    Risk-free investment rate             6.0%
                                    Equity risk premium                   8.2%
                                                                       ------

                                    Average market return                14.2%

                                    Risk premium for company size         6.0%
                                    Other risk factors                    5.0%
                                                                       ------

                                    Discount rate                        25.2%
                                    Average growth rate                  (2.5)%
                                                                       ------
                                    Capitalization Rate                  22.7%
                                                                       ======


                  (v)      Discount

                           For purposes of the valuation, Bonadio applied
discounts to reflect the lack of marketability and the lack of control associated with a minority interest. In making these discounts, Bonadio noted that the availability of a marketability discount is based on the inability of an owner to quickly convert his investment to cash. Despite the fact that the Company is a public company, trading has been nonexistent since 1989, the stock is currently listed in the Pink Sheets with virtually no market for its shares, and consequently for purposes of the valuation, a marketability discount of 10% was applied.

                           A minority discount was used to reflect the practical
difficulties that a minority shareholder experiences in influencing management or affecting liquidation in order to convert his shares to cash. For the purpose of its valuation, a minority discount of 25% was applied.

                           In accepting the appraisal report of Bonadio, the
Board of Directors and Affiliated Shareholders noted that each had instructed Bonadio to prepare a fair valuation of the Company's common stock as of March 31, 1998 for the specific purpose of determining the fair value of the cash consideration to be paid to Fractional Shareholders in lieu of fractional shares resulting from the Reverse Stock Split and that it had imposed no limitations on the scope of any investigation to be undertaken or carried on by Bonadio in making such appraisal.

                           The Board of Directors and Affiliated Shareholders
did not structure the Reverse Stock Split to require the approval of at least a majority of the Company's nonaffiliated Shareholders. Management believed that such an approach would be extremely cumbersome and ultimately fruitless since few, if any, nonaffiliated Shareholders have taken any interest, let alone an active interest, in the Company for over a decade. The Board of Directors and Affiliated Shareholders noted over the past 10 years, the Company has had virtually no meaningful contact with its numerous but small Shareholders and that only a few nonaffiliated Shareholders had exchanged their shares for new shares as a result of the July, 1992 reverse stock split and/or received the cash consideration to which they were entitled as a result of such split. See Proposal Three.

                           Management did not retain a nonaffiliated independent
representative to act on behalf of nonaffiliated Shareholders in connection with the proposed Reverse Stock Split. The Board of Directors and Affiliated Shareholders did not believe that retaining such a representative was justified in the light of the Company's history, its current size and financial condition as well as the lack of nonaffiliated Shareholder response to the 1992 reverse stock split. In addition, management noted that while the Reverse Stock Split, if approved, would result in the elimination of 1,008 nonaffiliated Shareholders of record, such nonaffiliated Shareholders owned only .46% of the Company's issued and outstanding common stock as of the record date. Moreover, management did commission Bonadio to opine as to a fair market value to be paid as cash consideration in connection with the Reverse Stock Split. The Board of Directors and Affiliated Shareholders concluded that the retention of Bonadio to perform an appraisal of the Company for the specific purpose of determining the cash consideration to be paid to Fractional Shareholders served as an adequate substitute for such representative. The appraisal report of Bonadio specifically concludes that $12.00 times each fraction of a share resulting from the Reverse Stock Split constitutes fair market value and the Board and the Affiliated Shareholders are relying on Bonadio's opinion in recommending the Reverse Stock Split to the Company's nonaffiliated Shareholders.

Conflict of Interest

         The Board of Directors and Affiliated Shareholders also considered that the Reverse Stock Split presented potential or actual conflicts of interest between certain members of the Company's Board of Directors in their capacity as Affiliated Shareholders and the Company's nonaffiliated Shareholders. Specifically, it was noted that the Company's Affiliated Shareholders own, as of the record date, 2,882,861 shares of the Company's issued and outstanding common stock representing 87.5% of such stock. If the Reverse Stock Split is approved, 1,008 Shareholders of record, owning 15,275 shares or .46% of such stock, will cease being Shareholders of the Company. Consequently, the percentage of the Company owned by the Company's Affiliated Shareholders would increase by .59%, from 87.5% to 88.09%. If the Reverse Stock Split is approved, therefore, the Affiliated Shareholders' share of any dividends and/or other corporate distribution, including net proceeds of any liquidating distribution or the net proceeds generated by the sale of the Company would correspondingly increase. The Board of Directors and Affiliated Shareholders did not believe that the percentage increase in the

Affiliated Shareholders' ownership interest in the Company impacted negatively upon the fairness of the proposed Reverse Stock Split to nonaffiliated Shareholders. This conclusion was based on the fact that nonaffiliated Shareholders have not had and management's belief that for the foreseeable future, nonaffiliated Shareholders will not have any realistic opportunity to convert their shares to cash, that the proposed Reverse Stock Split does enable such Shareholders to realize cash for their shares, and the appraisal report of Bonadio provides that Bonadio's professional opinion that the cash consideration to be paid constitutes fair market value for the shares of the nonaffiliated Shareholders.

THE REVERSE STOCK SPLIT - CERTAIN EFFECTS

         If the Reverse Stock Split is approved by the Company's Shareholders, upon the Effective Date, the number of authorized shares of common stock will be decreased from 15,000,000 shares with a par value of $.04 per share to 150,000 shares with a par value of $4.00 per share. The number of issued and outstanding shares of common stock will be decreased, after the elimination of the fractional shares, from 3,293,403 shares to 32,723 shares. The number of Shareholders of record will be decreased from 1,194 to 186. Shareholders of the Company who, after the effectiveness of the Reverse Stock Split, remain as Shareholders of the Company will have their proportionate interest in the Company increased from 99.54% to 100%. Each share of common stock owned by Fractional Shareholders which would upon conversion represent a fraction of a share will be automatically converted into the right to receive from the Company, in lieu of fractional shares of common stock, cash in the amount of $12.00 times the fraction of shares such Fractional Shareholders otherwise would have received. Shareholders owning less than 100 shares of common stock immediately prior to the Reverse Stock Split will cease to be Shareholders or have any equity interest in the Company and, therefore, will not share in its future earnings and growth, if any, will not have any right to vote on any future corporate matters, and would not share in liquidation proceeds, if any, if the Company were to dissolve.

         Shareholders who immediately prior to the effectiveness of the Reverse Stock Split hold fewer than 100 shares of the common stock of the Company may remain Shareholders by acquiring a sufficient number of shares to raise their ownership level to 100 or more shares.

         The proposed Reverse Stock Split will eliminate 1,008 out of 1,194 record holders of the Company's common stock, representing .46% of the Company's pre-Reverse Stock Split equity ownership. The following table sets forth illustrations of the effect of the Reverse Stock Split for Shareholders holding various representative number of shares:

             Illustrations of the Effect of the Reverse Stock Split for Shareholders Holding Various Representative Numbers of Shares


                                             Shares Held          Fractional Share
                      Shares Held            After 100:1              Payout @              Shares Held
      Shareholder      Currently               Reversal               $12/Share            After Pay Out
      -----------      ---------               --------               ---------            -------------

A                               75                   .75                  $  9.00                    0

B                               99                   .99                    11.88                    0

C                              100                  1.00                     0                       1

D                              499                  4.99                    11.88                    4

E                            2,500                 25.00                     0                      25

F                            5,688                 56.88                    10.56                   56

G                           15,758                157.88                     6.96                  157

H                           50,000                500.00                     0                     500

I                          369,129              3,691.29                     3.48                3,691

J                          919,287              9,192.87                    10.44                9,192

         The shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated by application of the Company to the Securities and Exchange Commission, if the Company has fewer than 300 record holders of its shares of common stock. If the Reverse Stock Split is approved, upon the Effective Date, the Company will have fewer than 300 record holders of its common stock. The Company currently intends to make an application to the Securities and Exchange Commission for termination of the registration of its common stock as promptly as possible after the filing of the Certificate of Amendment.

         Deregistration would substantially reduce the information required to be furnished by the Company to its Shareholders, would make certain, otherwise applicable provisions, of the Exchange Act, such as the short-swing profit recovery provisions of section 16(b) and the requirement of furnishing a proxy statement in connection with Shareholder meetings pursuant to section 14(a), inapplicable and would eliminate the requirement that the Company prepare and file annual, quarterly and current reports under cover of Form 10-K, Form 10-Q and Form 8-K with the Securities and Exchange Commission.

         As a result of the Company's termination of its 1934 Act registration, the ability of post-Reverse Stock Split Shareholders to locate broker/dealers willing to enter quotations for the Company's common stock and/or effectuate trades therein may be severely curtailed since such broker/dealers would not have access to current information about the Company and its financial condition. It is management's belief, therefore, that the only realistic way for continuing Shareholders to realize upon their equity ownership in the Company would be privately-negotiated transactions, a corporate redemption and/or liquidation or management's ability to locate one or more third-party purchasers for the Company's assets or common stock.

PLANS FOR THE COMPANY AFTER THE REVERSE STOCK SPLIT

         After the consummation of the Reverse Stock Split, the Company does not have any present plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present Board of Directors or management of the Company including, but not limited to, any plan or proposal to change the number or term of directors, to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer or any material change in the present dividend rate or policy or indebtedness or capitalization of the Company. Upon consummation of the Reverse Stock Split, the assets, business, and operations of the Company will be continued substantially as they are currently being conducted as more fully set forth in the Company's annual report (Form 10-K) for the fiscal year ended December 31, 1997.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The receipt by any Fractional Shareholder of cash in lieu of fractional shares of common stock pursuant to the Reverse Stock Split will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code").

         Under Section 302 of the Code, a Fractional Shareholder will recognize gain or loss upon receiving cash in lieu of fractional shares of common stock if
(i) the Reverse Stock Split results in a "complete redemption" of all of the Fractional Shareholder's shares of common stock, (ii) the receipt of cash is "substantially disproportionate" with respect to the Fractional Shareholder, or
(iii) the receipt of cash is "not essentially equivalent to a dividend" with respect to the Fractional Shareholder. These three tests are applied by taking into account not only shares that a Fractional Shareholder actually owns, but also shares that a Fractional Shareholder constructively owns pursuant to
Section 318 of the Code.

         If any one of these three tests is satisfied, the Fractional Shareholder will recognize gain or loss equal to the difference between the amount of cash received by the Fractional Shareholder pursuant to the Reverse Stock Split and the tax basis in the existing shares of common stock owned by the Fractional Shareholder immediately prior to the Effective Date of the Reverse Stock Split. Provided that such shares of common stock constitute a capital asset in the hands of the Fractional Shareholder, this gain or loss will be taxed at a maximum rate of 20% if the shares of Common Stock have been held for more than one year and will constitute short-term capital gain or loss if the shares of Common Stock are held for one year or less.

         Pursuant to the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to these shares actually owned by the shareholder himself. For instance, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("Family Attribution"). A shareholder is also considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more of the value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("Entity Attribution"). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option.

         The receipt of cash by a Fractional Shareholder pursuant to the Reverse Stock Split will result in a "complete redemption" of all of the Fractional Shareholder shares of common stock, so long as the Fractional Shareholder does not actually or constructively own any shares of the Company's common stock as a result of and immediately after the effectiveness of the Reverse Stock Split. However, even if a Fractional Shareholder constructively owns shares of the Company's common Stock after the Reverse Stock Split, the receipt of cash may qualify for capital gain or loss treatment under the "complete redemption" test provided that (i) the Fractional Shareholder constructively owns shares of common stock as a result of the Family Attribution rules (or, in some cases, as a result of a combination of the Family and Entity Attribution rules), and (ii) the Fractional Shareholder qualifies for a waiver of the Family Attribution rules (such waiver being subject to several conditions, one of which is that the Fractional Shareholder has no interest (other than an interest as a creditor) in the Company immediately after the Reverse Stock Split including an interest as an officer, director, or employee.

         Based upon a review of the Company's stock transfer books as certified by the Company's Transfer Agent, management believes that most Fractional Shareholders will qualify for capital gain or loss treatment as a result of satisfying the "complete redemption" requirements. Consequently, management believes that most Fractional Shareholders will qualify for long-term capital gains treatment. However, a number of Fractional Shareholders will receive shares as well as cash in lieu of fractional shares upon the effectiveness of the Reverse Stock Split. Such Fractional Shareholders may nevertheless qualify for capital gain or loss treatment by satisfying either the "substantially disproportionate" or the "not essentially equivalent to a dividend" requirements. In general, the receipt of cash pursuant to the Reverse Stock Split will be "substantially disproportionate" with respect to the Fractional Shareholder if the percentage of shares of common stock owned by the Fractional Shareholder immediately after the effectiveness of the Reverse Stock Split is less than 80% of the percentage of shares of common stock actually and constructively owned by the Fractional Shareholder immediately before the Reverse Stock Split. Alternatively, the receipt of cash pursuant to the Reverse Stock Split will, in general, be "not essentially equivalent to a dividend" if the Reverse Stock Split results in a "meaningful reduction" in the Fractional Shareholder's proportionate interest in the Company.

         If none of the three tests described above is satisfied, a Fractional Shareholder receiving cash as a result of the Reverse Stock Split will be treated under the distribution rules of Section 301 of the Code. Generally, pursuant to Section 301 of the Code, a distribution of cash by a corporation to its Shareholders is considered a taxable dividend in an amount equal to the entire amount of cash received by such Shareholder to the extent of the earnings and profits, both current and accumulated, of such corporation. Since the Company has generated earnings in each of its last two fiscal years, Fractional Shareholders who do not qualify for capital gain or loss treatment under the above described Section 302 rules will be treated as receiving dividend income under the distribution rules of Section 301.

         The receipt of new shares of common stock by Shareholders as a result of the Reverse Stock Split in exchange solely for such Shareholders' old shares of common stock will be a nontaxable transaction for federal income tax purposes. Consequently, a Shareholder (whether or not a Fractional Shareholder) receiving new shares of common stock will not recognize gain or loss, or dividend income, as a result of the Reverse Stock Split with respect to such shares received. In addition, the basis and holding period attributed to the old shares of common stock will carry over as the basis and holding period of such Shareholder's new shares of common stock.

NO FORMAL OPINION OF TAX COUNSEL WAS OBTAINED WITH RESPECT TO THE MATERIAL TAX ASPECTS OF THE REVERSE STOCK SPLIT.

THE FOREGOING IS ONLY A GENERAL DESCRIPTION OF CERTAIN OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO THE SHAREHOLDERS WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR SHAREHOLDER. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE REVERSE STOCK SPLIT (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).

THE REVERSE STOCK SPLIT - EXPENSES

         The Company estimates that fees and expenses incurred or to be incurred by the Company in connection with the Reverse Stock Split will be approximately $36,333, consisting of the following:


         Cash Consideration                           $  2,533
         Legal Fees                                     25,000
         Accounting Fees                                 4,800
         Printing, Mailing Costs & Filing Fees           4,000
                                                       -------
                                                       $36,333


The Company has paid or will be responsible for paying all of such expenses. It will pay such expenses, including the cash consideration, from its general working capital. It will not borrow any funds to pay these expenses.

THE REVERSE STOCK SPLIT - APPRAISAL RIGHTS

         Under the Delaware General Corporation Law, as well as under the Company's Certificate of Incorporation, as amended, the existing holders of the Company's common stock are not entitled to dissenters' rights of appraisal in connection with the consummation of the Reverse Stock Split. The Company is not voluntarily according such rights. Under the Delaware General Corporation Law, nonaffiliated Shareholders of the Company are entitled to bring an action that the Board of Directors, in approving the Reverse Stock Split, violated its fiduciary obligations to the Company's nonaffiliated Shareholders and was not an appropriate exercise of the Board's business judgment.

THE REVERSE STOCK SPLIT - RECOMMENDATION OF THE BOARD OF DIRECTORS AND AFFILIATED SHAREHOLDERS

         The Board of Directors and Affiliated Shareholders, at its meeting held July 28, 1998, considered and reviewed the Reverse Stock Split and concluded that the Reverse Stock Split is fair and in the best interests of the Company and its nonaffiliated Shareholders and unanimously approved the Reverse Stock Split. The Board of Directors and Affiliated Shareholders unanimously recommend that the Shareholders vote for approval of the Reverse Stock Split. The Board of Directors and Affiliated Shareholders stated that they would vote the shares they beneficially own in favor of the Reverse Stock Split. Messrs Frank B., Bernard J. and Anthony M. Iacovangelo stated that they would cause the shares owned by Wegman Building Associates to be voted in favor of the Reverse Stock Split.

 Director/Executive Officer         Shares of Common Stock         Percent
 and Affiliated Shareholders          Beneficially Owned           of Class
 ---------------------------          ------------------           --------

Frank B. Iacovangelo                      1,219,287                  37.02%
Bernard J. Iacovangelo                    1,228,687                  37.31%
William S. Gagliano                          15,758                    .48%
Anthony M. Iacovangelo                       50,000                   1.52%
Wegmans Building Associates                 369,129                  11.21%
                                          ---------                  -----
                                          2,882,861                  87.54%

         Based upon these statements, the Reverse Stock Split will be approved even if all of the Company's nonaffiliated Shareholders vote against the Reverse Stock Split.


THE REVERSE STOCK SPLIT - VOTING; VOTE REQUIRED

         The proposed Reverse Stock Split must be approved by a vote of not less than a majority of the total number of votes cast at the Special Meeting (including abstentions) in person or by Proxy.

         Broker non-votes will not be treated as votes cast or shares entitled to vote on matters as to which the applicable rules of the National Association of Securities Dealers, Inc. withhold the broker's authority to vote in the absence of direction from the beneficial owner. Non-broker Shareholders who are present in person or by Proxy and have the legal authority to vote their shares but who abstain from voting will adversely affect the outcome of this Proposal.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                 PROPOSAL THREE

         The Shareholders of the Company will be asked at the Special Meeting to consider, vote upon and approve Proposal to approve the payment by the Company of the indebtedness owed to Shareholders owing fractional shares resulting from the 1 for 4 reverse stock split effective July 29, 1992, together with the payment of simple interest on the amount of such indebtedness.

         On July 29, 1992, the Company's Board of Directors recommended and the Shareholders approved a 1 for 4 reverse stock split which, upon the Company's filing of a Restated Certificate of Incorporation on July 31, 1992 with the Secretary of State of the State of Delaware, became effective on July 31, 1992. As the result of the 1992 reverse stock split, the number of authorized shares of the Company's common stock was reduced from 30,000,000 authorized shares with a par value of $.01 per share to 15,000,000 authorized shares with a par value of $.04 per share. Each 4 shares of the Company's common stock, $.01 par value per share, issued and outstanding immediately prior to July 31, 1992 were automatically converted into 1 share of the Company's common stock with a par value of $.04 per share.

         As part of the 1992 reverse stock split, the Company's Board authorized and the Company's Shareholders approved a cash payment of $3.00 times the fraction of a share to which a Shareholder otherwise would have been entitled, in lieu of the issuance of fractional shares.

         The legal effect of the 1992 reverse stock split was to reduce the outstanding number of shares held by Shareholders as of July 31, 1992 by a factor of 4. In addition, each Shareholder who owned a fraction of shares of common stock as a result of the 1992 reverse stock split became a creditor of the Company to the extent of the fraction times $3.00.

         Despite the legal effectiveness of the 1992 reverse stock split, the overwhelming proportion (97.48%) of the Company's nonaffiliated Shareholders did not exchange their pre-1992 reverse stock split stock certificates for post-1992 reverse stock split stock certificates and the Company did not make payment of the cash consideration owing to such Shareholders owning fractions of shares.

         In conjunction with its approval of the 1 for 100 Reverse Stock Split at its meeting held on July 28, 1998, the Board concluded that it would be appropriate to recommend to the Company's Shareholders that they authorize the payment by the Company of the indebtedness owed to the Shareholders owning fractional shares as a result of the 1992 reverse split, together with payment of simple interest at the rate of 10% per year on the amount of said indebtedness to the date of payment.

         If the current Reverse Stock Split is approved and this Proposal Three is approved, the Company shall cause its Transfer Agent to request all Shareholders to tender their stock certificates currently held by them to the Transfer Agent. Upon the receipt of such certificates, the Transfer Agent shall issue to those persons who shall remain Shareholders of the Company upon the effectiveness of the proposed Reverse Stock Split certificates representing the number of shares owned by them in the Company upon the effectiveness of the Reverse Stock Split. The Company shall also cause its Transfer Agent to distribute cash consideration of $3.00 per fractional share plus 10% interest to the date of payment to those Shareholders who were entitled to such payment as a result of the 1992 reverse stock split and, in addition, cash consideration of $12.00 per share to Fractional Shareholders as a result of the proposed Reverse Stock Split.

         The Company estimates that the amount of cash consideration to be paid by the Company in connection with this Proposal Three, including payment of simple interest at the rate of 10% annually calculated from July 31, 1992 to the estimated date of payment will be approximately $1,700.00.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors, at its meeting held July 28, 1998, considered and reviewed Proposal Three and concluded that Proposal Three is fair and in the best interests of the Company and its nonaffiliated Shareholders and unanimously approved Proposal Three. The Board of Directors unanimously recommended that the Shareholders vote for approval of Proposal Three. The Board of Directors stated that they would vote the shares they beneficially own in favor of Proposal Three. Messrs Frank B., Bernard J. and Anthony M. Iacovangelo stated that they would cause the shares owned by Wegman Building Associates to be voted in favor of Proposal Three.



 Director/Executive Officer             Shares of Common Stock         Percent
 and Affiliated Shareholders              Beneficially Owned          of Class
 ---------------------------              ------------------          --------

Frank B. Iacovangelo                             1,219,287               37.02%
Bernard J. Iacovangelo                           1,228,687               37.31%
William S. Gagliano                                 15,758                 .48%
Anthony M. Iacovangelo                              50,000                1.52%
Wegmans Building Associates                        369,129               11.21%
                                                ----------               -----
                                                 2,882,861               87.54%

         Based upon these statements, Proposal Three will be approved even if all of the Company's nonaffiliated Shareholders vote against Proposal Three.

VOTING; VOTES REQUIRED

         The proposed Reverse Stock Split must be approved by a vote of not less than a majority of the total number of votes cast at the Special Meeting (including abstentions) in person or by Proxy.

         Broker non-votes will not be treated as votes cast or shares entitled to vote on matters as to which the applicable rules of the National Association of Securities Dealers, Inc. withhold the broker's authority to vote in the absence of direction from the beneficial owner. Non-broker Shareholders who are present in person or by Proxy and have the legal authority to vote their shares but who abstain from voting will adversely affect the outcome of this Proposal.

MARKET PRICES FOR SHARES OF COMMON STOCK; DIVIDENDS AND COMMON STOCK
INFORMATION

         There is a very limited trading in the Company's Common Stock. The range of high and low bid prices and high and low asked prices for the years 1995, 1996 and 1997 is shown below, as reported by the National Quotations Bureau, Inc. and as adjusted to reflect the Company's 1 for 4 reverse stock split which became effective July 31, 1992.

                                COMMON STOCK DATA

         1995                           BID                       ASKED
         ----                           ---                       -----
         1ST Quarter                 *Unpriced                  *Unpriced
         2nd  Quarter                *Unpriced                  *Unpriced
         3rd Quarter                 *Unpriced                  *Unpriced
         4th Quarter                 *Unpriced                  *Unpriced

         1996
         1ST Quarter                 *Unpriced                  *Unpriced
         2nd  Quarter                *Unpriced                  *Unpriced
         3rd Quarter                 *Unpriced                  *Unpriced
         4th Quarter                 *Unpriced                  *Unpriced

         1997
         1st Quarter                 *Unpriced                  *Unpriced
         2nd  Quarter                *Unpriced                  *Unpriced
         3rd Quarter                 *Unpriced                  *Unpriced
         4th Quarter                 *Unpriced                  *Unpriced
         February 16, 1989          $2.00  $2.00               $3.00  $3.00

* = Listed in pink sheets without prices.

         The above quotations represent prices between dealers and do not include retail markup, markdown or commission. They do not represent actual transactions and have not been adjusted for stock dividends.

         The Company's agreement with its Bank placed a restriction on its payment of dividends and consequently, dividends were declared or paid during 1995, 1996 or 1997.

         On December 21, 1998 the Company had 1,194 holders of record of its common stock.

         On September 5, 1996, the Company repurchased 50,000 shares of its common stock from a former director of the Company at $.50 per share (post-1992 reverse split basis)for a total consideration of $25,000 which dollar amount represented the former director's original purchase price for such shares upon his election as a director in 1988. The number of shares purchased reflected the 1 for 4 1992 reverse stock split. As discussed on page 15 of this Proxy Statement, this transaction was taken into account by Bonadio in making its determination that $12.00 per share represents a fair market value to be paid as cash consideration to Fractional Shareholders as a result of the Reverse Stock Split.

DIRECTORS AND EXECUTIVE OFFICERS

         The following table names the directors and indicates their age, their position with the Company or their principal occupation or employment, and the approximate number of shares of Common Stock beneficially owned by each director and all directors and officers as a group as of December 21, 1998.

                                                                                              Shares of
                                  Position with the Company or                               Common Stock            Percent of
        Name             Age           Principal Occupation         Director Since         Beneficially owned           Class
        ----             ---           --------------------         --------------         ------------------           -----
Frank B.                 58     President and Treasurer (1)                 1987              1,588,416 (3)             48.23%
Iacovangelo

Bernard J.               50     Vice President Secretary                    1987              1,597,816 (4)             48.51%
Iacovangelo

William S.               48     Executive Vice President and                1992                 15,758                   .48%
Gagliano                        Director

Anthony M.               57     President, Director and principal           1987                419,129 (5)             12.73%
Iacovangelo                     shareholder of Faber
                                Construction., Inc. Rochester, NY
                                (2)


All Directors and Officers of the Company as a group (four persons)                           2,882,861 (6)             87.54%


(1) From 1987 until June 1989, Frank B. Iacovangelo was a director, and on an interim basis for a period of approximately 11 months was Chairman of the Board of Charlie Bubbles, Ltd. food service business which filed a petition under Chapter 11 of the U.S. Bankruptcy Code on November 20, 1989.

(2) During the past five years, Anthony Iacovangelo has also been an owner of numerous real estate projects.

(3) Includes 300,000 shares owned by children of Frank B. Iacovangelo, beneficial ownership of which is disclaimed. Also includes 369,129 shares owned by Wegman Building Associates, a partnership in which Frank Iacovangelo has shared voting and investment power with respect to the shares owned by the partnership.

(4) Includes 500,000 shares owned by a Trust for the benefit of Bernard J. Iacovangelo's children, the Trustees of which are Mr. Iacovangelo's wife, Patricia, and his brother, Frank. Mr. Iacovangelo disclaims beneficial ownership of these shares. Also includes 369,129 shares owned by Wegman Building Associates, a partnership in which Bernard Iacovangelo has shared voting and investment power with respect to the shares owned by the partnership.

(5) Includes 369,129 shares owned by Wegman Building Associates, a partnership in which Anthony Iacovangelo has shared voting and investment power with respect to the shares owned by the partnership.

(6) Includes 300,000 shares owned by children of Frank B. Iacovangelo (beneficial ownership which is disclaimed) 500,000 shares owned by a Trust for the benefit of Bernard J. Iacovangelo's children, the Trustees of which are Mr. Iacovangelo's wife, Patricia, and his brother, Frank (beneficial ownership of which is disclaimed) and 369,129 shares owned by Wegman Building Associates, a partnership in which Messrs. Frank, Bernard and Anthony Iacovangelo share voting and investment power with respect to the shares owned by the partnership. The 369,129 shares owned by Wegman Building Associates is counted only once for purposes of setting forth the approximate number of shares owned by all directors and executive officers as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of December 21, 1998 showing all persons who, to the Company's knowledge, were beneficial owners of 5% or more of any class of its shares. All persons listed below has sole voting and investment power with respect to their shares unless otherwise indicated.

                                  Amount and Nature of
Name and Address                  Beneficial Ownership         Percent of Class
----------------                  --------------------         ----------------

Frank B. Iacovangelo                 1,588,416 (1) (3)               48.23%
39 State Street
Rochester, NY  14614

Bernard J. Iacovangelo               1,597,816 (2) (3)               48.51%
39 State Street
Rochester, NY  14614

Wegman Building Associates             369,129 (3)                   11.21%
39 State Street
Rochester, NY  14614

(1) Includes 300,000 shares owned by children of Frank B. Iacovangelo, beneficial ownership of which is disclaimed. Also includes 369,129 shares owned by Wegman Building Associates, a partnership in which Frank Iacovangelo has shared voting and investment power with respect to the shares owned by the partnership.

(2) Includes 500,000 shares owned by a Trust for the benefit of Bernard J. Iacovangelo's children, the Trustees of which are Mr. Iacovangelo's wife, Patricia, and his brother, Frank. Mr. Iacovangelo disclaims beneficial ownership of these shares. Also includes 369,129 shares owned by Wegman Building Associates, a partnership in which Bernard Iacovangelo has shared voting and investment power with respect to the shares owned by the partnership.

(3) Wegman Building Associates is a general partnership in which Messrs. Frank, Bernard and Anthony Iacovangelo share voting and investment power with respect to the shares owned by the partnership.

HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY

         The Company hereby incorporates by reference the financial information contained in Part II, Item 8 of the Company's 1997 10-K/A, the report of the independent accountants thereon contained in Part II, Item 8 of the 1997 10-K/A, and Management 's Discussion and Analysis of Financial Condition and Results of Operations contained in Part II, Item 7 of its 1997 10-K/A.

         The Company hereby incorporates by reference the financial information contained in Part I, Item 1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Part I, Item 2 of the September, 1998 10-Q.

INDEPENDENT PUBLIC ACCOUNTANTS

         The consolidated financial statements included in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 incorporated by reference in this Proxy Statement, have been audited by Bonadio, independent public accountants, as indicated in their report with respect thereto. It is expected that two representatives of Bonadio will be present at the Special Meeting to respond to appropriate questions of Shareholders of the Company.

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY

         The pro forma consolidated financial information of the Company attached as Exhibit C to this Proxy Statement is based on and should be read in conjunction with the consolidated financial statements of the Company as of and for the year ended December 31, 1997 and as of and for the nine months ended September 30, 1998, both incorporated by reference (from the Company's 1997 Form 10-K/A, and the September 30, 1998 Form 10-Q) in this Proxy Statement.

         The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable in the circumstances. The pro forma consolidated financial information purports neither to represent what the Company's results of operations would actually have been if the Reverse Stock Split and going private transaction had occurred on January 1, 1997 or September 30, 1998 nor to project the Company's financial position or results of operations for any future date or period.

ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional office of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         Shareholders may obtain a copy of the Company's Annual Report (Form 10-K/A) for the fiscal year ended December 31, 1997 and the Company's Quarterly Reports (Form 10-Q) for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, as filed with the

Securities and Exchange Commission, by writing the Company, 370 East Avenue, Rochester, New York 14604, Attention: William S. Gagliano, Executive Vice President.

         This Proxy Statement includes information required by the SEC to be disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers or their affiliates. In accordance with that rule, the Company has filed with the SEC, under the Exchange Act, a Rule 13E-3 Transaction Statement with respect to the Reverse Stock Split. This Proxy Statement does not contain all of the information set forth in the Rule 13E-3 Transaction Statement, parts of which are omitted in accordance with the regulations of the SEC. The Rule 13E-3 Transaction Statement, and any amendments thereto, including exhibits filed as a part thereof, will be available for inspection and copying at the offices of the SEC as set forth above.

VOTING OF PROXIES

         The shares represented by all valid Proxies received will be voted in the manner specified on the Proxies. Where specific choices (including abstentions) with respect to each Proposal are not indicated, THE SHARES REPRESENTED BY ALL VALID PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THAT PROPOSAL.

         The Board of Directors unanimously recommends that the Shareholders vote "FOR" Proposals 1, 2 and 3.


                                    By the order of the Board of Directors



                                    -----------------------------------,
                                    BERNARD J. IACOVANGELO, Secretary

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       FOUR CORNERS FINANCIAL CORPORATION


FOUR CORNERS FINANCIAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the Shareholders of the Corporation for consideration thereof

2. That thereafter, pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the Shareholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3. Article FOURTH of the Corporation's Certificate of Incorporation is hereby deleted and the following substituted therefor, for the purposes of (a) increasing the par value per share of the authorized shares of the Corporation, and (b) decreasing the issued and unissued authorized shares of the Corporation:

                  FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred Fifty Thousand (150,000) shares of Common Stock have a par value of $4.00 per share.

4. At 5:00 p.m. on the date of filing this Certificate of Amendment, all issued shares of Common Stock shall be automatically combined at the rate of one-for-one hundred and the par value per share thereof shall automatically be increased from $.04 per share to $4.00 per share, without further action on the part of the holders thereof or this Corporation. No fractional shares will be issued.

5. The foregoing amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, I have duly signed and executed this Certificate and affirm under the penalties of perjury that all its contents are true and complete.

                                            FOUR CORNERS FINANCIAL CORPORATION


Dated:  September ____, 1998                By:
                                               -------------------------------
                                               BERNARD J. IACOVANGELO, Secretary

                                    EXHIBIT B


                             Valuation Report of the
                            Fair Market Value of the
                                 Common Stock of
                       Four Corners Financial Corporation
                              as of March 31, 1998

                                TABLE OF CONTENTS



                                                                                                           Page
                                                                                                           ----


OPINION OF VALUE

VALUATION REPORT.........................................................................................    1

NATURE AND HISTORY OF THE COMPANY........................................................................    3

ECONOMIC AND INDUSTRY CONDITIONS.........................................................................    9

FINANCIAL ANALYSIS OF THE COMPANY........................................................................   10

VALUATION METHODS
     METHODOLOGY.........................................................................................   13
     CAPITALIZATION OF EARNINGS METHOD...................................................................   14

VALUATION SUMMARY........................................................................................   17

EXHIBITS:

   I.   Historical Financial Information of Four Corners Financial Corporation and Subsidiary............   18

APPENDICES:

   A.   Assumptions and Limiting Conditions..............................................................   21
   B.   Appraisers' Certificate..........................................................................   22
   C.   Statements of Qualifications..................................................................... 23 - 24

                                                              September 30, 1998


Mr. William Gagliano
Four Corners Financial Corporation
370 East Avenue
Rochester, NY 14604

Re:  Valuation of Four Corners Financial Corporation

Dear Mr. Gagliano:

We have been engaged by Four Corners Financial Corporation and its wholly owned subsidiary Four Corners Abstract Corporation (the "Company") to provide our opinion of the Fair Market Value of a minority interest in the Company as of March 31, 1998. The valuation is to be used to provide a basis for valuing company stock for purposes of a stock repurchase.

We have used a valuation date of March 31, 1998 for our report. Based on our discussions with management, and our further review of the capital markets and the Company's June 30, 1998 10-Q filing, we believe that the Fair Market Value of the Company's common stock as of March 31, 1998 reasonably represents its Fair Market Value as of the current date. Under the terms of the engagement, we have no responsibility to update this report for events and circumstances which may occur after the valuation date.

Based on information contained in the detailed narrative report that follows, which is incorporated herein, it is our opinion that the Fair Market Value of a minority interest in the Company's common stock as of March 31, 1998 is $.12 per share before the pending reverse stock split of 1 to 100; or $12 per share after the pending stock split.

The opinions expressed in this valuation are contingent upon the assumptions and limiting conditions set forth in Appendix A to the report.

                                                  Respectfully submitted,

                                                  BONADIO & CO., LLP



                                                  by
                                                  Thomas F. Bonadio, CPA



                                                  by
                                                  Douglas P. Sosnowski, CPA

                       FOUR CORNERS FINANCIAL CORPORATION

                                VALUATION REPORT



OBJECTIVE

The objective of our analysis is to provide an independent opinion of the Fair Market Value of the common stock of Four Corners Financial Corporation as of March 31, 1998. This report provides a detailed narrative explanation of the methods, procedures, and calculations used to arrive at our opinion of Fair Market Value. The purpose of this valuation is to provide a basis for valuing the stock of the Company for purposes of a stock repurchase. Our analysis was conducted for this purpose only and should not be used for any other purpose.

Our opinion of Fair Market Value is the result of a detailed analysis including data accumulations, qualitative analysis, financial analysis, and selection of appropriate valuation criteria. All of the foregoing have been combined with informed professional judgment to produce a reasonable opinion of Fair Market Value.

Fair Market Value is defined as the value, expressed in cash or its equivalent, at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.

Our valuation of the common stock of Four Corners Financial Corporation as of March 31, 1998 was performed in a manner consistent with the guidelines set forth in Revenue Ruling 59-60, C.B. 1959-1, 237. Although this Revenue Ruling was originally formulated for federal estate and gift tax purposes, its general approaches, methods, and factors to be considered embody the operational characteristics that willing buyers and willing sellers consider in buying or selling stock in most closely held businesses. Although our valuation is intended to estimate Fair Market Value, the true value can only be determined by bona fide negotiations between a willing buyer and seller.

In addition, our opinion of Fair Market Value relied on a "value in use" or going concern premise. This premise assumes that Four Corners Financial Corporation is an ongoing business enterprise with management operating in a rational way with a goal of maximizing shareholder value.

Our analysis considers those facts and circumstances present at Four Corners Financial Corporation at the Valuation Date. Our opinion would likely be different if another Valuation Date was used.

APPRAISAL PROCEDURES

Our analysis began with the review of certain information relating to the financial and operational performance of the Company. This information included the financial statements and tax returns of the Company for the years ended December 31, 1993 through 1997.

We also utilized information obtained through analytical reviews of significant accounts, trend analysis, accounting policies and procedures, management questionnaires and discussions, receivable collection history, business litigation issues, sales analyses, etc. This information and our extensive knowledge of the Company operating history was extremely useful in performing this valuation.

As part of our procedures, we conducted an interview with William Gagliano, Executive Vice President of the Company.

After we collected the information received from the Company or obtained from our own resources as described above, we analyzed this information in order to select the methods of valuation applicable to this assignment. We arrived at our opinion of value using generally accepted valuation approaches and methods, including the capitalization of earnings method. We also considered but did not use a net asset method because the Company does not hold significant tangible assets. The guideline company method was also considered. However, a publicly traded company in a similar business with similar operating characteristics could not be located.

EXTERNAL SOURCES OF INFORMATION

To aid us in our analysis of the Company, we consulted a number of publicly available sources of information. Numerous financial publications and databases were consulted including the EDGAR database of the Securities and Exchange Commission, MergerStat Review, Hoover's Online, and Ibbotson Associates' Stocks, Bonds, Bills and Inflation 1998 Yearbook.

We also obtained information concerning the title insurance industry from various sources including the 10-K filings and Annual Reports of insurance underwriters.

These sources, together with the other analyses referred to later in this report, form the basis of our comments concerning the Company and its industry.

                        NATURE AND HISTORY OF THE COMPANY


HISTORY AND OPERATIONS

Four Corners Financial Corporation is a holding company which was incorporated in the state of New York in 1974. The Company acquired its wholly owned subsidiary, Four Corners Abstract Corporation, on April 12, 1988. The Company operates from its home office in Rochester, New York and five branch offices located in Albany, Buffalo, Syracuse, Utica and Binghamton, New York.

The Company through its subsidiary, provides services and products including real estate title searching, preparation of abstracts of title, and issuance of title insurance as an agent for certain national underwriting companies. Other services and products include abstract storage and settlement/escrow closing services. All of the Company's services and products may be required in connection with the mortgaging, sale or purchase of commercial or residential real property.

Substantially all of the Company's revenues were derived from its abstracting and title insurance services. Although all of the Company's services and products can be obtained from other vendors at prices comparable to those of the Company, the Company believes that dealing with a single source for all of these products is convenient for customers and helps to reduce the time required for the performance of these services for a particular real estate transaction. Through its Corporate Customer Service Department located in Rochester, New York, using a statewide network of service providers, the Company is able to perform these title services virtually anywhere in New York State.

Response time is important in many real estate transactions and the ability of the Company to provide its services and products in a timely manner is significant in the attraction and retention of customers.

The Company's products and services are categorized as abstracts, title insurance, and appraisals. Each category is described below.

Abstracts -

The purchase, sale, leasing and financing of a parcel of real estate in New York State outside of New York City, usually require the preparation of an abstract of title. The abstract is a summary of each transaction affecting the parcel which is reflected in the records of the Clerk of the County where the subject property is located. The abstract is examined by attorneys and others to determine prior interests in, or encumbrances on, the property which have to be disposed of in order to have "clear" title. The information used to create or redate an abstract is obtained by title searchers, that is, persons who search various official records for interest which may affect the ownership interest in, or title to, real property. Such interests may include real property taxes, corporation franchise taxes, bankruptcies, mechanics liens, income tax or sales tax liens, litigation liens, judgment liens, security interests in fixtures and mortgages as well as interests of prior owners (including deceased owners) which have not been adequately transferred. Title searchers summarize their findings and deliver them to word processors who produce the abstract of title.

An abstract usually exists for most properties. Thus, the Company is most often requested merely to "redate" it. This involves examining the records only from the date of the last transaction summarized in the abstract. However, where no abstract is available or when newly subdivided parcels are involved, a new abstract is created starting with a warranty deed which meets the local standards for title certification.

The information contained in abstracts which the Company creates or redates is indexed and retained by the Company, becoming part of its "title plant". These "back titles" are valuable assets which facilitate the preparation and redating of future abstracts. The title plant also aids the expeditious preparation of title insurance reports and policies.

Abstracts (Continued) -

The Company also offers an abstract storage service. When mortgages are placed on real property, the bank or mortgage company usually retains the abstract of title. Thus, a large volume mortgagee would require substantial storage space as well as numerous personnel to index, store and retrieve these abstracts. Through its abstract storage service, the Company picks up these abstracts and stores them for the lender, redelivering them when requested. At the present time, the Company stores approximately 15,000 abstracts. The Company does not charge for this service but believes that it helps to generate abstract "redating" revenues, since a person needing a redate of an abstract stored by the Company can, by ordering that redate from the Company, avoid having to deliver the abstract elsewhere for the redate.

Abstract and title companies are often asked to act as an escrow closing agent in a real estate transaction. This practice is allowable under New York State law. In this capacity, usually as a function of providing title insurance on real estate, the Company is asked to hold funds in escrow bank accounts until certain requirements are met or title defects are cured by the parties involved in the transaction. For this service the Company charges a fee based upon the length of time which the funds are to be held and/or the number of transactions (deposits, checks) to be handled. Also, the Company acts as a conduit for the sale and purchase of mortgages between financial institutions insuring that mortgage documents are received and funds for the purchase of mortgages are wired from buyer to seller in the correct amount and in a specified time frame. The Company also acts as settlement agent on Home Equity loans and refinanced mortgage loans for its title insurance underwriters and certain banks/lenders.

Other public record searches provided by the Company include guaranteed tax searches, foreclosure certificates of title, surrogate court searches, UCC financial searches, franchise tax searches, judgment searches, new name searches, back title searches, bankruptcy searches and foreclosure searches. While these searches are most often needed by attorneys in connection with real estate transactions, they may be useful to other customers for other purposes, for example, to lenders extending credit.

Due to the increasing number of residential bank foreclosures, the Company has seen a significant increase in revenues from the sale of foreclosure related title search products. The Company's ability to provide these services on a statewide basis has enhanced its market penetration in the foreclosure area.

Title Insurance -

Title insurance policies are statements of the terms and conditions upon which the title insurance underwriter will insure title to real estate, showing ownership, outstanding liens, encumbrances and other matters of public record. The beneficiaries of title insurance policies are generally buyers of real property and secured lenders, and the policy amount is usually based upon either the purchase price of the property or the amount of the loan secured by the property. The title policy protects the insured against title defects, liens and encumbrances not specifically excepted from its coverage. Most lenders require title insurance as a condition to making loans secured by real estate.

Title insurance is substantially different from other types of insurance. Fire, auto, health and life insurance protect against losses due to future events that cannot generally be eliminated. Title insurers, however, seek to eliminate future losses by accurately performing record searches and examinations of title to real property, and to the extent possible, requiring that obvious defects be "cured" as a condition of and prior to issuance of the policy.

Title Insurance (Continued) -

Among the most commonly issued title insurance policies are standard or extended coverage policies for owners and lenders. Owners' policies insure title to real estate against defects in, liens, or encumbrances against title, unmarketability of title and lack of access to the subject property. Lenders' policies insure against the invalidity of the lien of the insured mortgage, insure the priority of the lien or encumbrance as stated in the title policy, and insure against the invalidity of any assignment of the insured mortgage provided the assignment is shown in the policy. The terms of coverage have generally become standardized in accordance with forms approved by industry groups such as the American Land Title Association.

Since title insurance premiums are based upon mortgage amounts and tend to be higher on a per unit basis than amounts charged for abstract services, labor costs as a percentage of revenue in title insurance are lower than in abstract services. As a result, gross margin levels are higher. Therefore, one of the Company's main goals has been to increase its revenues from title insurance.

The title insurance premium is based upon the policy amount and the type of coverage provided by the policy. Title insurance rates, including those of the Company's competitors, are regulated by the State of New York Insurance Department. The premium for title insurance is due and must be paid in full prior to the issuance of the policy which is generally on the closing date of the real estate transaction.

The use of title insurance in connection with real estate transactions, particularly residential purchases and financing, in the Company's marketing area has been significantly increased since the early 1980's by the expanded role of the national secondary residential mortgage market, and the growth of nationwide lending, both residential and commercial, by banks and insurance companies. As a result, almost all residential and commercial real estate transfers and/or financings, except most home equity transactions, involve the issuance of a title insurance policy. This same period of time has seen, until recently, a general inflation of real estate prices resulting in increasing levels of insurance coverage and related premiums. However, this expanding market has also seen a significant increase in the number of companies providing such insurance in the Company's marketing area, both directly and through agents.

The Company is not a title insurance underwriter. In selling title insurance, the Company acts as agent for several national title insurance underwriting companies. The Company has agency relationships with the following title insurance underwriters: Old Republic National Title Insurance Company, Albany, New York; Stewart Title Insurance Company, New York City; and Lawyers Title Insurance Corporation, Richmond, Virginia. Generally, such relationships are cancelable by either part upon short notice. The Company believes that in the event of the cancellation of its existing agency relationships, it would have no difficulty in securing similar relationships with other title insurance underwriters.

The choice of an underwriter by the Company is based upon such considerations as the amount of the premium "split" offered, which varies among underwriters, the terms under which the title underwriter will require indemnification for policy losses attributable to errors made by the Company in searching and examining the title, the scope of services offered to the agency by the title underwriter, and the fact that certain underwriters will not insure titles in certain geographical areas within New York State. Typically, the title insurance premium "split" is approximately 80% to the Company and 20% to the underwriter.

The title insurance underwriters for which the Company acts as agent are licensed by the State of New York. Currently there is no requirement under New York law that requires an agent such as the Company to hold a license.

Appraisals -

In 1989, the Company added to its services the furnishing of residential real estate appraisals. With the purchase of Proper Appraisal Specialists, Inc. in 1991, the Company added the appraisal of commercial properties to its product line.

Since that time, appraisals were performed by certified and/or licensed appraisers under the guidance of either a Senior Residential Appraiser (SRA) or an individual with a General Appraisal License from New York State. In areas where the Company did not have a direct branch operation, the Company procured the services of licensed appraisers on a subcontractor basis. As a result of an agreement dated September 27, 1995, the Company sold the assets of its appraisal division to Rynne, Murphy and Associates, Inc., a well-know, professional residential/commercial real estate appraisal company located in Rochester, New York.

Under this strategic partnership arrangement with Rynne, Murphy and Associates, Inc., the Company will continue to market and sell appraisals to its customers. However, since the appraisal reports will be prepared by Rynne, Murphy and Associates staff appraisers, the Company has and will continue to realize a substantial savings in payroll and other overhead expense associated with running its appraisal operation.

Appraisal services provide an estimated value for a particular property. Appraisals are required in a variety of situations including transfer of ownership, financing, tax matters, relocation services, insurance purposes, estimation of liquidation value and divorce. The Company's customers for appraisals have included lending institutions, banks, attorneys, municipalities, relocation companies, government agencies, corporations and private individuals. The Company's errors and omissions insurance coverage also covers appraisal services. Since the signing of this agreement, all of the Company's appraisals were performed by Rynne, Murphy & Associates, Inc. for which the Company was paid a commission for the placement of orders. However, since the Company's marketing efforts have de-emphasized appraisal products in favor of more profitable product lines, associated appraisal orders and revenues have decreased significantly. As a result, the Company is currently only receiving the guaranteed payment of $1,250 per quarter payable under the agreement with Rynne, Murphy and Associates.

MARKETING

Services and products provided by the Company are utilized in substantially all commercial and residential real estate transactions. Therefore, its marketing efforts are directed primarily toward the persons who place the orders for such services and products in the typical real estate transaction or other real estate related activity - attorneys, mortgage brokers, lenders, builders, and other persons and entities engaged in the real estate business generally.

Marketing activities are conducted by a direct sales force of two employees under the direction of the Company's Director of Sales and Marketing. Assistance and technical support is provided by all of the Company's branch office managers. Other marketing efforts include direct solicitation and advertising in publications targeted to serve mortgage lenders and attorneys, attendance at trade shows and conventions and news releases.

The Company believes that its ability to offer many of the services and products necessary in a real estate transaction is an important factor in the attraction and retention of a business, since customers can therefore order those items from a single source. In its marketing activities, the Company emphasizes this factor and the equally important factors of competitive price, accuracy, response time, excellent service and reliability, all of which the Company believes it provides to its customers.

COMPETITION

The title insurance industry is highly competitive The competition for potential customers are from two main categories. The first are the large, integrated national or statewide companies which underwrite their own title insurance policies either directly or through agents. Such agents include not only independent companies, but also attorneys who sell title insurance policies as "examining counsel" for underwriters of title insurance. The second are the small, local companies which provide abstracts and write policies only as agents for others. Both types of companies are found in the markets served by the Company and offer substantial competition. Because of the relative ease of entry into the market place, the Company may meet additional competition from newly formed companies in one or more of its market areas.

The use of title insurance in residential real estate transactions has grown in recent years because of the development of the national secondary residential mortgage market which requires title insurance for virtually all residential mortgages. Also, in recent years, institutional lenders have generally required title insurance in virtually all commercial mortgages. However, during the same period, there has been a significant increase in the number of companies providing such insurance in the Company's market area, both directly and through agents.

Primary factors which effect competition are timeliness and quality of service. Prices for abstract and appraisal services are generally comparable among vendors. However, in recent years, the Company experienced significant price competition from new abstract companies entering its market areas. Prices for title insurance are standardized and regulated by the New York State Insurance Department which requires that rates be filed for approval by the New York State Title Insurance Rate Service Association, Inc. (TIRSA). Personal relationships are extremely important in retaining business and obtaining new business. Excellent service and reliability, which the Company believes it provides are the principle means of developing and maintaining such relationships.

FACILITIES AND EQUIPMENT

The Company leases its home office from an affiliated partnership. The building contains approximately 9,000 square feet. Annual rent is $72,000, pursuant to a lease expiring June 30, 2000. The Company believes that the terms of its rental are at least comparable to those which it might have obtained if dealing with a non-affiliated third-party.

In addition, the Company leases space for its branch offices in Buffalo (3,993 square feet), Albany (1,410 square feet), Syracuse (2,087 square feet), Binghamton (760 square feet), Utica (1,611 square feet) and Oswego (350 square feet).

The Company also leases space in the County Clerk's offices in Monroe, Erie, Onondaga and Niagara counties, and occupies space in the County Clerk's office in Oneida County.

FINANCING

The Company has adequate financing. The Company has a stable relationship with a regional bank which has provided funding for capital expenditures and working capital needs.

MANAGEMENT

William S. Gagliano is the Executive Vice President and is responsible for day-to-day operations of the Company Mr. Gagliano has been in the title insurance industry since joining the Company in 1987.

STOCK OWNERSHIP

Four Corners Financial Corporation has a single class of common stock with 15,000,000 shares authorized; 3,348,403 shares issued; and 3,293,403 shares outstanding at March 31, 1998.

The Company is presently in the process of adopting an amendment to the Company's restated Certificate of Incorporation providing for a reduction of the number of authorized shares to 150,000. This reduction will be accomplished through a 1 for 100 reverse stock split of the Company's common stock.

The stock is distributed as follows at March 31, 1998:

                                                                             Shares                --%--
                                                                             ------                -----
         Frank Iacovangelo & Affiliates                                     1,219,287              37.02%
         Bernard Iacovangelo & Affiliates                                   1,228,687              37.31%
         William S. Gagliano                                                   15,758                .48%
         Wegman Building Associates                                           369,129              11.20%
         Anthony M. Iacovangelo                                                50,000               1.52%
         CEDE & Co.                                                           127,439               3.90%
         Others (approx. 1,200)                                               283,103               8.57%
                                                                           ----------             ------

                                                                            3,293,403             100.00%
                                                                           ==========             ======

The reverse stock split discussed above will reduce the number of shares outstanding to 32,723 (after the elimination of fractional shares). The ownership percentages reflected above will not change as a result of this event.

COMPANY EXPECTATIONS

The Company operates in a mature industry with few barriers to entry. The Company does not intend to compete in new markets or offer additional services. Consequently, the Company believes it has reached a level of consistent earnings. The Company's growth and future operating results are expected to increase at the rate of inflation.

                        ECONOMIC AND INDUSTRY CONDITIONS



United States Economic Outlook

The U.S. economy is currently in a period of growth and expansion which is expected to continue through 1998. The increase in consumer spending was 5.6% in 1997. Economists predict a 4.4% increase in consumer spending during 1998. Another measure of economic growth is the increase in real disposable income. The increase in real disposable income was 2.9% in 1997 and forecasted at 3.6% in 1998. If the predictions are accurate, 1998 would be the highest increase in real disposable income in eight years. The unemployment rate is at its lowest level in over eight years. Housing starts were a record $1.48 million units in 1996 and $1.43 million units in 1997. Starts for 1998 are forecasted to remain the same.

New York Economic Outlook

The New York economy is also expanding although at a slower rate than the U.S. economy as a whole. Disposable income is expected to increase as wages increase while consumer prices remain stable. The unemployment rate in the Rochester and surrounding area was 4% during March, 1998. Unemployment is expected to increase, but should not exceed the U.S. rate of 4.9%. Houses sold has decreased from prior years while, due to refinancing, mortgage filings have increased. There is little pent-up demand for housing in New York State. Therefore, increases in residential construction should be minimal over the next five years. The market for existing home sales is expected to remain stable.

Outlook for the Title Insurance Industry

The outlook for the industry is dependent upon the level of real estate activity and the average price of real estate sales. Due to an increase in family income levels and decline of mortgage interest rates, the near-term outlook for real estate activity is fairly positive. However, in New York, many areas are experiencing reductions in population as more jobs become available in the South and Mid-West. Consequently, the outlook for real estate activity in New York is not expected to increase.

Title researches and title insurance sales are increasing as the number of refinanced mortgages are increasing. Demand is expected to be higher once real estate closings become part of the deal.

                        FINANCIAL ANALYSIS OF THE COMPANY



An analysis of the Company's historical sales trends, earnings growth and financial conditions serves to place its financial performance in a historical context and provides a starting point for estimating the Company's future financial performance. This analysis is an essential step in our valuation.

Exhibit I presents the Company's comparative financial statements for 1993 through 1997.

BALANCE SHEET

The assets of the Company were fairly steady from 1993 through 1997 due to the stability of the Company's operations as well as real estate market conditions. At March 31, 1998, the Company's condensed balance sheet was as follows :

                                                       ASSETS

        Cash and equivalents                                                                    $        29,074
        Cash - escrow deposits                                                                           32,662
        Accounts receivable                                                                             670,251
        Other                                                                                             8,483
        Title plant                                                                                     419,905
        Property and equipment, net                                                                     114,663
        Other assets                                                                                      6,627
                                                                                                ---------------

                                                                                                $     1,281,665
                                                                                                ===============

                                               LIABILITIES AND EQUITY

        Line-of-credit                                                                          $       100,000
        Accounts payable                                                                                389,055
        Escrow deposits                                                                                  32,662
        Accrued expenses                                                                                 42,263
        Long-term debt                                                                                  266,890
        Equity                                                                                          450,795
                                                                                                ---------------
                                                                                                $     1,281,665
                                                                                                ===============

The historical financial information presented above is included solely to assist in the development of the value conclusion presented in this report, and it should not be used to obtain credit or for any other purpose. Because of the limited purpose of this presentation, it may be incomplete and contain departures from generally accepted accounting principles. We have not audited, reviewed, or compiled this presentation and express no assurance on it.

INCOME STATEMENT

Operating results for the twelve months ended March 31, 1998 are summarized on a normalized basis as follows:

        Revenue                                                                                 $     4,095,133
        Direct costs of revenue                                                                        (862,662)
                                                                                                ---------------

              Gross profit                                                                            3,232,451
                                                                                                ---------------

        Operating expenses                                                                           (2,735,665)
                                                                                                ---------------

        Income from operations                                                                          496,786
        Interest, net                                                                                   (41,569)
                                                                                                ---------------

        Pre-tax net income                                                                      $       455,217
                                                                                                ===============


This summary of operating results includes normalization adjustments made solely to assist in the development of the value conclusions presented in this report. Normalization adjustments are hypothetical in nature and are not intended to present restated historical results or forecasts of the future in accordance with AICPA standards. Adjustments were made to more accurately reflect the normal operations of the Company.

ADJUSTMENTS TO FINANCIAL STATEMENTS

Balance Sheet -

We analyzed the balance sheet to determine the existence of any non-operating assets or assets with a fair value in excess of book value. In connection with this analysis, we reviewed the title plant. Title plant consists of copies of public records, maps and other relevant historical documents, which facilitate the preparation of title abstract reports without the necessity of manually searching official public records.

We determined that the fair value of the asset is equal to identifiable costs incurred related to the activities necessary to construct the title plant. No adjustment was required as a result of this analysis.

Income Statement -

We analyzed the income statement to determine the existence of non-recurring expenses and costs which do not relate to operations. The following adjustments were required:

Extraordinary Items

Extraordinary items represent income earned on debt forgiveness. These gains were realized in 1994 and 1997 and are not expected to occur in the future.

Provision for Income Taxes

The provision for income taxes has reflected the use of net operating loss carryforwards which have been fully utilized at March 31, 1998. The provision for income taxes was adjusted to reflect the federal and state tax rates expected to apply to future taxable income.

Loss on Disposal of Property

The Company does not currently own any obsolete or unused equipment. Past property disposals are considered to be non-recurring events.

Bad Debt Expense

Bad debt expense includes the increase and reduction of the allowance for doubtful accounts recorded in accounts receivable. Historically, the Company has experienced losses due to uncollectibility on approximately 2% of annual sales. The adjustment to bad debt expense reflects a more accurate amount for bad debts based on sales volume.

Consulting Expense

A non-recurring charge for outside consultants was incurred in 1993. This expense is not expected to occur in the future.

Depreciation

Historical depreciation expense reflects the depreciation of old assets which are currently fully depreciated but are not expected to be replaced. The adjustment to depreciation expense reflects the Company's expectation of future property and equipment additions.

Amortization of Intangibles

The Company recorded intangible assets in connection with the acquisition of certain branch offices. The amortization of these assets was completed in 1995.

                                VALUATION METHODS



METHODOLOGY

There are many factors that must be considered in the valuation of a business enterprise. Among them is the pattern of historical performance and earnings, the company's competitive market position, experience and quality of management, marketability and others. These factors are embraced by the Internal Revenue Service's Revenue Ruling 59-60 which outlines relevant considerations to be used as a valuation guideline:

        1. The nature of the business and the history of the enterprise from its inception.

        2. The economic outlook in general and the condition and outlook of the industry in particular.

        3. The book value of the stock and the financial condition of the business.

        4. The earning capacity of the Company.

        5. The dividend-paying capacity.

        6. Whether or not the enterprise has goodwill or other intangible value.

        7. Sales of the stock and the size of the block of stock to be valued.

        8. The market price of stocks of corporations engaged in the same or a similar line of business having their stocks traded in a free and open market, either on an exchange or over the counter.

The factors, guidelines, techniques and considerations outlined in Revenue Ruling 59-60 are often categorized into three distinct approaches for valuing the stock of privately-held companies. Accordingly, the development of a Fair Market Value opinion is based on the utilization of three basic approaches to value, namely the Income Approach, which uses the capitalized or discounted future returns methods, the Market Approach, and the Asset Based Approach. Other methods, such as the excess earnings method, do not fall under one of these approaches but may be useful in developing the Fair Market Value opinion. Value indications derived through the applicable methods under each approach are then analyzed in association with specific entity, economic and industry data to formulate an objective opinion as to the Fair Market Value of the particular equity interest of the subject business.

The following sections of this report will describe the methods used to calculate the Fair Market Value of the subject interest. As discussed previously, we have used a capitalization of earnings method in estimating a value for the Company.

CAPITALIZATION OF EARNINGS METHOD

A commonly used approach to the valuation of closely-held securities is the capitalization of adjusted earnings. Whether a potential buyer of a closely-held company is looking for future growth or current income, they will rely heavily on the earnings record of the company, as reflected in the income statement.

To capitalize earnings, we multiplied adjusted earnings by a factor appropriate for the particular company at the determined valuation date. The rate of return was determined based on the risk involved.

The measurement of earnings which we focused on for this business valuation is adjusted net income.

We adjusted earnings to reflect the current earning power of the business. We reviewed all expenses, including compensation, rents, non-recurring expenses and depreciation and made the appropriate adjustments.

Capitalization Rate -

The rate used to capitalize the earnings of the Company is the estimated rate of return currently available in the market on alternative investments with comparable risk. Our estimate of the capitalization rate of 22.7% is derived from market evidence and is the sum of the following components:

1. A risk-free investment rate, which is represented by the yield on 20-year U.S. Treasury Bonds as of the valuation date.

2. A premium for risk, which is the sum of the following:

        a. An equity risk premium, which is the expected premium over the risk-free rate that investors expect to get by investing in a broad index of the common stock market (such as Standard & Poor's stock composite average), modified by the market's perceived measure of relative risk for the subject industry.

        b. An additional premium for the extra risk associated with the size of the Company.

        c. An additional premium for other risk factors specific to the Company relating to its operations.

        In determining an adjustment for other risk factors that should be provided for Four Corners Financial Corporation we considered the following primary factors:

        o    The Company is regional and is dependent on the local economy.
        o    There are few barriers to entry.
        o Most customers are loyal to their agent, not necessarily the company their agent works for.
        o    The Company does not provide specialized or proprietary services.
        o The Company does not control significant market share in any market it operates in.
        o    The Company has a current ratio of less than 1.
        o    The Company is highly leveraged.
        o    The Company operates in a mature industry.
        o The Company has not experienced stable operating margins and earnings in recent years.

The interest rate on long-term U.S. Treasury Bonds was 6.0% on the valuation date.

We have assigned a basic equity risk premium as of the valuation date of 8.2%. This premium is based on an average buyer's demand for higher return on equity investments in the U.S. stock market as opposed to risk-free investments. In addition, we have assigned a risk premium of 6.0% for the Company's relatively small size.

Finally, we added a risk premium of 5.0% for the specific risks associated with Four Corners Financial Corporation's operations

The following table summarizes the build-up of the capitalization rate:

                 Risk-free investment rate                             6.0%
                 Equity risk premium                                   8.2%
                                                                     -----
                 Average market return                                14.2%

                 Risk premium for company size                         6.0%
                 Other risk factors                                    5.0%
                                                                     -----
                 Discount rate                                         25.2
                 Average growth rate                                   (2.5)%
                                                                     ------
                 Capitalization Rate                                   22.7%
                                                                     ======
DISCOUNTS

Once the fair market value of the Company was determined, we considered the need to adjust that value for other reasons. For the purpose of this valuation, we applied discounts to reflect a lack of liquidity, and the lack of control associated with a minority interest.

The availability of the illiquidity discount is based on the inability of an owner to quickly convert his investment to cash. The discount used is based on various studies performed in this area. These studies focus on the actual discounts realized on sales of restricted shares of publicly traded companies and sales of closely-held company shares compared to the prices of subsequent initial public offerings of those shares. In the case of Four Corners Financial Corporation, the Company is a public company. However, trading has been limited since 1989. The stock is currently listed in pink sheets with virtually no market for its shares. Consequently, an illiquidity discount is applicable for this valuation, although this discount is less than it would be if the company was not publicly traded. For the purpose of this valuation, we applied an illiquidity discount of 10%.

A minority discount is used to reflect the practical difficulties that a minority shareholder experiences in influencing management or affecting liquidation in order to convert his shares to cash. Usual discounts vary nationwide, but fall in the range of 10% - 50%. For the purpose of this valuation, we applied a minority discount of 25%.

                                        FOUR CORNERS FINANCIAL CORPORATION

                                         CAPITALIZATION OF EARNINGS METHOD


                                                                                                               Expected
                                                                                                               Future
                                                     1993       1994        1995       1996        1997        Earnings
                                                     ----       ----        ----       ----        ----        --------

Net income (loss)                                $  56,013   $(469,030)   $ 97,384   $ 85,718    $ 202,238

Adjustments:
     Extraordinary items                                 -     (65,000)          -          -      (14,100)
     Provision for income taxes                    (21,083)    (46,851)    (59,846)   (48,295)    (103,862)
     Loss on disposal of property                        -      14,932      40,596          -        7,836
     Bad debt expense                              (83,030)     26,087        (769)    40,039       36,532
     Consulting expense                             26,991           -           -          -            -
     Depreciation                                   77,287      78,839      64,647     48,995       28,854
     Amortization of intangibles                    16,501      14,603      14,655          -            -
                                                 ---------   ---------    --------   --------    ---------

Adjusted net income                                 72,679    (446,420)    156,667    126,457      157,498
                                                 ---------   ---------    --------   --------    ---------    ----------

Earnings representative of expected future
     earnings                                                                                                 $ 161,000(1)

Capitalization factor                                                                                             4.405

Capitalization of earnings valuation                                                                          $ 709,200
                                                                                                              =========


(1) When using a capitalization of earnings method, the amount capitalized is the earnings which are most similar to what is expected to exist in the future. The simple average of historical earnings was $13,400 while 1998 net income is expected to exceed $200,000. Expected future net income was determined based on management's belief that income levels achieved during 1997 and the first quarter of 1998 can be achieved and will grow at the rate of inflation. Therefore, the amount capitalized was $161,000.

                                VALUATION SUMMARY



The indicated value of the Company's operations under the method selected as of March 31,1998 is $709,200.

The operating value of the Company after the application of applicable discounts is calculated as follows:

Capitalization of earnings method                                    $ 709,200


Less:  Discount for lack of liquidity (10%)                            (70,900)
                                                                    ----------

                                                                       638,300

Less:  Minority interest discount (25%)                               (159,600)
                                                                    ----------

Operating value of a minority interest in the Company                $ 478,700
                                                                    ==========

Tangible Net Worth Adjustment

In order to determine the total value of the Company, it is necessary to adjust the value for excess or insufficient equity. Based on an analysis of the financial position of Four Corners Financial Corporation, we determined that sufficient equity is approximately $534,500 at March 31, 1998. The unadjusted stockholders' equity of Four Corners Financial Corporation at March 31, 1998 was $450,800. The required tangible net worth adjustment is $83,700 calculated as follows:

Stockholders' equity - unadjusted                                    $ 450,800

Required equity                                                       (534,500)
                                                                    ----------

Tangible net worth adjustment                                         $(83,700)
                                                                    ==========

The resulting value of the Company using the capitalization of earnings method is calculated as follows:

Operating value of the Company                                       $ 478,700

Insufficient equity                                                    (83,700)
                                                                    ----------

Value of 100% of the common stock on a minority interest basis         395,000

Divide by number of shares outstanding                               3,293,733
                                                                    ----------

Per share value                                                     $      .12
                                                                    ==========

                                                                       Exhibit I

















                       HISTORICAL FINANCIAL INFORMATION OF

                       FOUR CORNERS FINANCIAL CORPORATION

                FOUR CORNERS FINANCIAL CORPORATION AND SUBSIDIARY
                       HISTORICAL BALANCE SHEET COMPARISON


                                                 12/31/93        12/31/94        12/31/95        12/31/96       12/31/97
                                                 --------        --------        --------        --------       --------
ASSETS:

Current assets:
   Cash                                       $      99,652   $      28,932   $      62,791   $      36,612   $      92,623
   Cash - escrow deposits                            48,873          70,633          90,403          74,540         240,465
   Accounts receivable                              843,377         478,094         465,181         510,762         573,623
   Other                                             41,077          16,900          15,816          13,414          11,569
                                              -------------   -------------   -------------   -------------   -------------

      Total current assets                        1,030,979         594,559         634,191         635,328         918,280
                                              -------------   -------------   -------------   -------------   -------------

PROPERTY AND EQUIPMENT, net                         399,053         305,358         195,940         142,523         110,240
                                              -------------   -------------   -------------   -------------   -------------

OTHER ASSETS                                         44,129          47,971          42,872          27,378           6,627
                                              -------------   -------------   -------------   -------------   -------------

TITLE PLANT                                         330,298         367,283         367,283         419,905         419,905
                                              -------------   -------------   -------------   -------------   -------------

                                              $   1,804,459   $   1,315,171   $   1,240,286   $   1,225,134   $   1,455,052
                                              =============   =============   =============   =============   =============

CURRENT LIABILITIES:
   Line-of-credit                             $     140,000   $      50,000   $      35,000   $      50,000   $     100,000
   Current portion of notes payable                 114,629         106,745         331,211          97,050         102,559
   Current portion under capital lease
      lease obligation                               42,220          45,805          32,738               -               -
   Accounts payable                                 361,175         455,866         393,179         425,697         373,843
   Accounts payable - related parties                65,663               -          20,000          21,400          19,907
   Escrow deposits                                   46,873          70,633          90,403          74,540         240,465
   Other accrued expenses                            93,520          63,639          50,886          63,953         107,779
   Accrued income taxes                               6,600               -           1,500           1,500           3,296
   Current portion of subordinated debt
     due to officer/principal stockholder                 -               -          27,500          18,000          18,000
                                              -------------   -------------   -------------   -------------   -------------

      Total current liabilities                     870,680         792,688         982,417         752,140         965,849
                                              -------------   -------------   -------------   -------------   -------------

LONG-TERM LIABILITIES:
   Notes payable, net of current portion            244,096         330,937           1,674         140,171          91,642
   Obligations under capital lease, net              62,432          33,325             590               -               -
   Subordinated debt due to
     officer/principal stockholder                  200,000         200,000         200,000         216,500          79,000
                                              -------------   -------------   -------------   -------------   -------------

      Total long-term liabilities                   506,528         564,262         202,264         356,671         170,642
                                              -------------   -------------   -------------   -------------   -------------

      Total liabilities                           1,377,208       1,356,950       1,184,681       1,108,811       1,136,491
                                              -------------   -------------   -------------   -------------   -------------

STOCKHOLDERS' INVESTMENT                            427,251        (41,779)          55,605         116,323         318,561
                                              -------------   ------------    -------------   -------------   -------------

                                              $   1,804,459   $   1,315,171   $   1,240,286   $   1,225,134   $   1,455,052
                                              =============   =============   =============   =============   =============

The historical financial information presented above is included solely to assist in the development of the value conclusion presented in this report, and it should not be used to obtain credit or for any other purpose. Because of the limited purpose of this presentation, it may be incomplete and contain departures from generally accepted accounting principles. We have not audited, reviewed or compiled this presentation and express no assurance on it.

                FOUR CORNERS FINANCIAL CORPORATION AND SUBSIDIARY

                     HISTORICAL INCOME STATEMENT COMPARISON




                                                     12/31/93        12/31/94       12/31/95        12/31/96        12/31/97
                                                     --------        --------       --------        --------        --------
REVENUE                                           $   5,828,136   $   4,779,546   $   3,822,215  $   3,706,778   $   3,789,864

COST OF REVENUE                                        (978,868)     (1,045,319)       (798,897)      (770,834)       (814,035)
                                                  -------------   -------------   -------------  -------------   -------------

      Gross profit                                    4,849,268       2,734,227       3,023,318      2,935,944       2,975,829

OPERATING EXPENSES                                   (4,717,398)     (4,228,331)     (2,811,810)    (2,786,219)     (2,733,595)
                                                  -------------   -------------   -------------  -------------   -------------

INCOME (LOSS) FROM OPERATIONS                           131,870        (494,104)        211,508        149,725         242,234

LOSS ON DISPOSAL OF PROPERTY                                  -         (14,932)        (40,596)             -          (7,836)

INTEREST, NET                                           (66,063)        (71,845)        (72,028)       (60,661)        (45,560)
                                                  -------------   -------------   -------------  -------------   -------------

INCOME BEFORE INCOME TAXES
  AND EXTRAORDINARY ITEM                                 65,807        (580,881)         98,884         89,064         188,838

BENEFIT FROM (PROVISION FOR)
  INCOME TAXES                                           (9,794)         46,851          (1,500)        (3,346)           (700)
                                                  -------------   -------------   -------------  -------------   -------------

NET INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEMS                                    56,013        (534,030)         97,384         85,718         188,138

EXTRAORDINARY ITEMS                                           -          65,000               -              -          14,100
                                                  -------------   -------------   -------------  -------------   -------------

NET INCOME                                        $      56,013   $    (469,030)  $      97,384  $      85,718   $     202,238
                                                  =============   =============   =============  =============   =============




The historical financial information presented above is included solely to assist in the development of the value conclusion presented in this report, and it should not be used to obtain credit or for any other purpose. Because of the limited purpose of this presentation, it may be incomplete and contain departures from generally accepted accounting principles. We have not audited, reviewed, or compiled this presentation and express no assurance on it.

===============================================================================
                                   APPENDIX A
                       ASSUMPTIONS AND LIMITING CONDITIONS
===============================================================================





This valuation is subject to the following assumptions and limiting conditions:

1. Information, estimates, and opinions contained in this report are obtained from sources considered to be reliable. However, we assume no liability for such sources.

2. The Company and its representatives warranted to us that the information they supplied was complete and accurate to the best of their knowledge and that the financial statement information reflects the Company's results of operations and financial condition in accordance with generally accepted accounting principles, unless otherwise noted. Information supplied by management has been accepted as correct without further verification, and we express no opinion on that information.

3. Possession of this report, or a copy thereof, does not carry with it the right of publication of all or part of it, nor may it be used for any purpose by anyone but the client and shareholders of the Company without the previous written consent of the client or us and, in any event, only with proper attribution.

4. We are not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the Company being valued, unless previous arrangements have been made.

5. The various estimates of value presented in this report apply to this valuation only and may not be used out of the context presented therein. This valuation is valid only for the purpose or purposes specified herein.

6. This valuation reflects facts and conditions existing at the valuation date. Subsequent events have not been considered, and we have no obligation to update our report for such events and conditions.

===============================================================================
                                   APPENDIX B
                             APPRAISERS' CERTIFICATE
===============================================================================





We certify that, to the best of our knowledge and belief:


o      The statements of fact contained in this report are true and correct.


o The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions and conclusions.


o Our analyses, opinions and conclusions were developed, and this report was prepared, in conformity with Uniform Standards of Professional Appraisal Practice.


o We have no present or prospective interest in the property that is the subject of this report and we have no personal interest or bias with respect to the parties involved.


o Our compensation is not contingent on an action or event resulting from the analyses, opinions, conclusions in, or the use of this report.


o This report was prepared under the direction of Thomas F. Bonadio, CPA, with significant professional assistance from Douglas P. Sosnowski, CPA.

===============================================================================
                                   APPENDIX C
                           STATEMENT OF QUALIFICATIONS
===============================================================================





Thomas F. Bonadio, CPA

Position:

Managing Partner of Bonadio & Co., LLP, Certified Public Accountants, Rochester, New York.

Profile:

Mr. Thomas F. Bonadio is a native of Rochester and has a B.B.A. degree in Accounting from St. John Fisher College. After graduation in 1971, he joined the Small Business Division of Arthur Andersen & Co.'s Rochester office. He specialized in providing business advice to closely-held companies and their owners.

Mr. Bonadio left Arthur Andersen & Co. in 1978 and became a founding partner of the firm. Since that time, he has devoted his efforts to servicing closely-held entities in the Rochester area.

Mr. Bonadio is active in community life, serving as a Commissioner of the Monroe County Case Commission, Monroe County Jobs Creation Task Force and on the St. John Fisher College Alumni Activities Committee. He was certified in 1973 and is a member of the American Institute of Certified Public Accountants. He has served on the adjunct faculty of the Rochester Institute of Technology and as a Trustee and Chairman of the Accounting Advisory Board of St. John Fisher College.

Specialty Areas:

Strategic Business Planning
Sales and Acquisitions of Businesses
Banking Relationships, Securing Bank Financing
Capital Formation

===============================================================================
                                   APPENDIX C
                           STATEMENT OF QUALIFICATIONS
===============================================================================





Douglas P. Sosnowski, CPA

Position:

Manager of Business Valuation Services Group of Bonadio & Co., LLP, Certified Public Accountants, Rochester, New York.

Education:

Graduated with honors from the State University of New York at Buffalo with a B.S. in Accounting (1989). Continuing professional education credits have been earned through the AICPA's Certificate of Educational Achievement Program for Business Valuation.

Professional Affiliations:

American Institute of Certified Public Accountants (AICPA).
New York State Society of Certified Public Accountants (NYSSCPA).
Institute of Management Accountants (IMA).
National Association of Certified Valuation Analysts (NACVA).
Institute of Business Appraisers (IBA).

Community Affiliations:

Member of Kiwanis International
Member of the Board of Directors of the Rochester Family Resource Centers. Treasurer of the Webster Avenue Family Resource Center.

Professional History:

Auditing and small business consulting (1989 - 1998).

Relevant Experience:

Mr. Sosnowski's experience includes consulting with closely-held corporations and professional partnerships. He has been involved in the preparation of business valuations in connection with ESOPs, estate planning, succession planning, buy/sell agreements and mergers & acquisitions.

                                    EXHIBIT C
                FOUR CORNERS FINANCIAL CORPORATION AND SUBSIDIARY
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998


The following pro forma balance sheet has been derived from the balance sheet of the Company at September 30, 1998 and adjusts such information to give effect to the 1 for 100 reverse stock split and redemption of certain fractional shares of common stock as if the 1 for 100 reverse stock split and redemption of certain fractional shares of common stock had occurred at January 1, 1997. The pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that actually would have resulted if the 1 for 100 reverse stock split and redemption of certain fractional shares of common stock had been consummated at January 1, 1997. The pro forma balance sheet should be read in conjunction with the notes thereto and the Company's consolidated financial statements and related notes thereto incorporated by reference in this proxy statement.

                                                                                  Pro Forma
                                                                    Actual       Adjustments      Pro Forma
                                                                    ------       -----------      ---------
CURRENT ASSETS:
  Cash                                                          $    270,402    $          -    $    270,402
  Cash - escrow deposits                                             304,866               -         304,866
  Accounts receivable, net of allowance for doubtful accounts
     of $174,000 and $90,000 in 1998 and 1997, respectively          519,262               -         519,262
  Prepaid expenses                                                     2,985               -           2,985
                                                                ------------    ------------    ------------

     Total current  assets                                         1,097,515               -       1,097,515
                                                                ------------    ------------    ------------

PROPERTY AND EQUIPMENT, net                                          174,645               -         174,645
                                                                ------------    ------------    ------------

OTHER ASSETS:
  Security deposits                                                    6,627               -           6,627
                                                                ------------    ------------    ------------

                                                                       6,627               -           6,627
                                                                ------------    ------------    ------------

TITLE PLANT                                                          419,905               -         419,905
                                                                ------------    ------------    ------------

                                                                $  1,698,692    $          -    $  1,698,692
                                                                ============    ============    ============

LIABILITIES AND STOCKHOLDERS' INVESTMENT

CURRENT LIABILITIES:
  Line-of-credit                                                $     90,000    $          -    $     90,000
  Current portion of notes payable                                    21,257               -          21,257
  Current portion of capital leases                                   10,529                          10,529
  Current portion of subordinated debt due to
    officer/stockholder                                               18,000               -          18,000
  Accounts payable                                                   256,020           4,232 2       295,252
                                                                                      35,000 3
  Accounts payable - related parties                                       -               -               -
  Escrow deposits                                                    304,866               -         304,866
  Accrued income taxes                                                 3,296               -           3,296
  Other accrued expenses                                              40,499               -          40,499
                                                                ------------    ------------    ------------

     Total current liabilities                                       744,467          39,232         783,699
                                                                ------------    ------------    ------------

LONG-TERM LIABILITIES, net of current portion:
  Notes payable                                                       32,154               -          32,154
  Capital lease                                                       31,805                          31,805
  Subordinated debt due to officer/stockholder                        43,000               -          43,000
                                                                ------------    ------------    ------------

     Total long-term liabilities                                     106,959               -         106,959
                                                                ------------    ------------    ------------

     Total liabilities                                               851,426          39,232         890,658
                                                                ------------    ------------    ------------

STOCKHOLDERS' INVESTMENT1
  Common stock; $4.00 par value; 150,000 shares
     authorized; 33,273 issued and 32,723 shares outstanding         133,752            (857)2       132,895
  Additional paid-in capital                                         835,402          (2,665)2       797,737
                                                                                     (35,000)3
  Accumulated deficit                                                (91,263)           (710)2       (91,973)
  Treasury stock at cost; 550 shares                                 (30,625)              -         (30,625)
                                                                ------------    ------------    ------------

     Total stockholders' investment                                  847,266         (39,232)        808,034
                                                                ------------    ------------    ------------

                                                                $  1,698,692    $          -    $  1,698,692
                                                                ============    ============    ============

                FOUR CORNERS FINANCIAL CORPORATION AND SUBSIDIARY
                   PRO FORMA CONSOLIDATED STATEMENTS OF INCOME


The following pro forma statements of income have been derived from the statements of income of the Company for the year ended December 31, 1997 and the nine months ended September 30, 1998 and adjust such information to give effect to the 1 for 100 reverse stock split and redemption of certain fractional shares of common stock as if the 1 for 100 reverse stock split and redemption of certain fractional shares of common stock had occurred on January 1, 1997. The pro forma statements of income are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have resulted if the 1 for 100 reverse stock split and redemption of certain fractional shares of common stock had been consummated on January 1, 1997, nor which may result from future operations.

                                                                          Year Ended December 31, 1997
                                                                          ----------------------------
                                                                                    Pro Forma
                                                                  Actual           Adjustments       Pro Forma
                                                                  ------           -----------       ---------
REVENUE:
    Title insurance premiums                                  $   1,318,443       $           -      $    1,318,443
    Abstract and appraisal fees                                   2,471,421                   -           2,471,421
                                                              -------------       -------------      --------------

                                                                  3,789,864                   -           3,789,864
                                                              -------------       -------------      --------------

DIRECT COSTS OF REVENUE:
    Title insurance premiums                                       (310,614)                  -            (310,614)
    Abstract and appraisal services                                (503,421)                  -            (503,421)
                                                              -------------       -------------      --------------

                                                                   (814,035)                  -            (814,035)
                                                              --------------      -------------      --------------

       Gross profit                                               2,975,829                   -           2,975,829

OPERATING EXPENSES                                               (2,733,595)                  -          (2,733,595)
                                                              -------------       -------------      --------------

    Income from operations                                          242,234                   -             242,234
                                                              -------------       -------------      --------------

OTHER EXPENSES:
    Interest                                                        (45,560)               (710)2           (46,270)
    Loss on disposal of property                                     (7,836)                  -              (7,836)
                                                              -------------       -------------      --------------

       Income before income taxes                                   188,838                (710)            188,128

PROVISION FOR INCOME TAXES                                             (700)                  -                (700)
                                                              -------------       -------------      --------------

NET INCOME                                                    $     188,138       $        (710)     $      187,428
                                                              =============       =============      ==============

NET INCOME PER SHARE                                          $        5.75       $       (.02)      $         5.73
                                                              =============       ============       ==============

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING1                                               32,723                                  32,723
                                                              =============                          ==============

                FOUR CORNERS FINANCIAL CORPORATION AND SUBSIDIARY
                   PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                                                                     Nine Months Ended September 30, 1998
                                                                     ------------------------------------
                                                                                    Pro Forma
                                                                  Actual           Adjustments       Pro Forma
                                                                  ------           -----------       ---------
REVENUE:
    Title insurance premiums                                  $   1,474,172       $           -      $    1,474,172
    Abstract and appraisal fees                                   2,475,351                   -           2,475,351
                                                              -------------       -------------      --------------

                                                                  3,949,523                   -           3,949,523
                                                              -------------       -------------      --------------

DIRECT COSTS OF REVENUE:
    Title insurance premiums                                       (429,453)                  -            (429,453)
    Abstract and appraisal services                                (321,816)                  -            (321,816)
                                                              -------------       -------------      --------------

                                                                   (751,269)                  -           ((751,269))
                                                              -------------       -------------      --------------

       Gross profit                                               3,198,254                   -           3,198,254

OPERATING EXPENSES                                               (2,506,604)                  -          (2,506,604)
                                                              -------------       -------------      --------------

    Income from operations                                          691,650                   -             691,650

OTHER EXPENSES:
    Interest                                                        (27,128)                  -             (27,128)
                                                              -------------       -------------      --------------

NET INCOME BEFORE TAXES                                             664,522                   -             664,522

PROVISION FOR INCOME TAXES                                         (135,817)                  -            (135,817)
                                                              -------------       -------------      -------------

NET INCOME                                                    $     528,705       $           -      $      528,705
                                                              =============       =============      ==============

NET INCOME PER SHARE                                          $       16.16                          $        16.16
                                                              =============                          ==============

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING1                                        32,723                                  32,723
                                                              =============                          ==============

                FOUR CORNERS FINANCIAL CORPORATION AND SUBSIDIARY
                  NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                      AND CONSOLIDATED STATEMENTS OF INCOME


1 Reflects a 1 for 100 reverse stock split, reduction of the number of authorized common shares from 15,000,000 to 150,000 and a change in par value from $.04 to $4.00 per share. As a result of the reverse stock split and the redemption and cancellation of certain fractional shares (see 2), 32,723 common shares will be outstanding.


2 Reflects redemption and cancellation of certain fractional common shares (after 1 for 100 reverse split) as follows:

                                                     Shares            Amount
                                                     ------            ------
       From 1992 1 for 4 reverse split                  3.30          $     990
       From 1998 1 for 100 reverse split              211.03              2,532
                                                   ---------          ---------

                                                      214.33          $   3,522
                                                   =========          =========

   Also reflects approximately $710 of interest to be paid in conjunction with redemption of fractional shares from the 1992 1 for 4 reverse split.

3 Reflects estimated total cost of 1998 reverse split and redemptions including legal, accounting and filing fees related to the transaction.